    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 5, 2002

                                                  REGISTRATION NUMBER 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                        NORTH FORK BANCORPORATION, INC.
             (Exact Name of Registrant as Specified in its Charter)

              DELAWARE                               6712                              36-3154608
  (State or Other Jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   Incorporation or Organization)        Classification Code Number)             Identification Number)

                              275 BROADHOLLOW ROAD
                            MELVILLE, NEW YORK 11747
                                 (631) 844-1004
              (Address, including Zip Code, and Telephone Number,
       including Area Code, of Registrant's Principal Executive Offices)
                             ---------------------
                                JOHN ADAM KANAS
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        NORTH FORK BANCORPORATION, INC.
                              275 BROADHOLLOW ROAD
                               MELVILLE, NY 11747
                                 (631) 844-1004
(Name, Address including Zip Code, and Telephone Number, including Area Code, of
                               Agent for Service)
                             ---------------------
                                   COPIES TO:
                          WILLIAM S. RUBENSTEIN, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                 4 TIMES SQUARE
                            NEW YORK, NEW YORK 10036
                                 (212) 735-3000
                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon practicable after the effectiveness of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
                                                                    PROPOSED MAXIMUM        PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF                AMOUNT TO BE         OFFERING PRICE PER      AGGREGATE OFFERING
      SECURITIES TO BE REGISTERED              REGISTERED               UNIT(1)                 PRICE(1)
---------------------------------------------------------------------------------------------------------------
5% Fixed Rate/Floating Rate
Subordinated Notes due 2012............       $150,000,000                100%                $150,000,000
---------------------------------------------------------------------------------------------------------------
5.875% Subordinated Notes due 2012.....       $350,000,000                100%                $350,000,000
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------

---------------------------------------  ----------------------------
---------------------------------------  ----------------------------

        TITLE OF EACH CLASS OF                    AMOUNT OF
      SECURITIES TO BE REGISTERED            REGISTRATION FEE(1)
---------------------------------------  ----------------------------
5% Fixed Rate/Floating Rate
Subordinated Notes due 2012............            $13,800
--------------------------------------------------------------------------------------------------
5.875% Subordinated Notes due 2012.....            $32,200
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(f)(2) under the Securities Act of 1933, as amended.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE NOTES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE NOTES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE NOTES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 5, 2002

PROSPECTUS

                        NORTH FORK BANCORPORATION, INC.
                               EXCHANGE OFFER FOR
                $350,000,000 5.875% SUBORDINATED NOTES DUE 2012
                                      AND
      $150,000,000 5% FIXED RATE/FLOATING RATE SUBORDINATED NOTES DUE 2012
                             ---------------------

     We are offering to exchange an aggregate principal amount of up to $350,000,000 5.875% subordinated notes due 2012 and $150,000,000 5% fixed rate/floating rate subordinated notes due 2012, which have been registered under the Securities Act of 1933, as amended, for a like amount of our outstanding $350,000,000 5.875% subordinated notes due 2012 and $150,000,000 5% fixed rate/floating rate subordinated notes due 2012. When we refer to "exchange notes," we are referring to both the exchange 5.875% subordinated notes due 2012 and the exchange 5% fixed rate/floating rate subordinated notes due 2012. When we refer to "outstanding notes" we are referring to both the outstanding 5.875% subordinated notes due 2012 and the outstanding 5% fixed rate/floating rate subordinated notes due 2012.
                             ---------------------

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                            ON --, UNLESS EXTENDED.
                             ---------------------

TERMS OF THE EXCHANGE OFFER

     - We will exchange all outstanding notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

     - You may withdraw tendered outstanding notes at any time prior to the close of business, New York City time, on the last business day before the expiration date of the exchange offer.

     - We believe that the exchange of outstanding notes will not be a taxable exchange for United States federal income tax purposes, but you should see the section entitled "Certain Important United States Tax Considerations" on page 34 for more information.

     - The terms of the exchange notes are substantially identical to the terms of the outstanding notes, except for transfer restrictions and registration rights relating to the outstanding notes.

     - We will not receive any proceeds from the exchange offer.

     - There is no existing market for the notes to be issued, and we do not intend to apply for their listing on any securities exchange.

     SEE THE SECTION ENTITLED "RISK FACTORS" ON PAGE 7 FOR A DISCUSSION OF THE RISKS THAT YOU SHOULD CONSIDER PRIOR TO TENDERING YOUR OUTSTANDING NOTES FOR EXCHANGE.
                             ---------------------

     THE NOTES OFFERED HEREBY ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
                             ---------------------

                       The date of this prospectus is --.

                               TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION.........................   ii
FORWARD-LOOKING STATEMENTS..................................   iv
PROSPECTUS SUMMARY..........................................    1
THE EXCHANGE OFFER..........................................    3
RISK FACTORS................................................    7
NORTH FORK BANCORPORATION, INC..............................    8
SELECTED HISTORICAL FINANCIAL DATA..........................    9
CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES............   11
USE OF PROCEEDS.............................................   11
CAPITALIZATION..............................................   12
REGULATION AND SUPERVISION..................................   13
THE EXCHANGE OFFER..........................................   17
DESCRIPTION OF NOTES........................................   23
EXCHANGE OFFER; REGISTRATION RIGHTS.........................   32
CERTAIN IMPORTANT UNITED STATES TAX CONSIDERATIONS..........   35
PLAN OF DISTRIBUTION........................................   36
VALIDITY OF EXCHANGE NOTES..................................   37
EXPERTS.....................................................   37

                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports and other information with the Securities and Exchange Commission. You may read and copy this information at the Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

     Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding us. The address of the SEC website is http://www.sec.gov.

     We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, as amended, with respect to the exchange notes offered hereby. This prospectus is a part of that registration statement. This prospectus does not contain all the information set forth in the registration statement or in the exhibits to the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to us and the notes offered hereby, reference is made to the registration statement and the exhibits and the financial statements, notes and schedules filed as part thereof or incorporated by reference therein, which may be inspected as set forth above. Statements made in this prospectus concerning the contents of any documents referred to in this prospectus are not necessarily complete, and in each instance are qualified in all respects by reference to the copy of the document filed as an exhibit to the registration statement.

     This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. The information incorporated by reference in this prospectus as set forth below is considered to be part of this prospectus, and later information contained in this prospectus or filed with the SEC may modify and supersede this information or any information contained in this prospectus. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

SEC FILINGS                                           PERIOD OR DATE (AS APPLICABLE)
-----------                                           ------------------------------
Annual Report on Form 10-K...................  Year ended December 31, 2001, as filed on
                                               March 27, 2002
The portions of our proxy statement for the
  annual meeting of stockholders held on
  April 23, 2002 that have been incorporated
  by reference in our Annual Report on Form
  10-K for the year ended December 31, 2001

Quarterly Reports on Form 10-Q...............  Quarter ended March 31, 2002, as filed on May
                                               15, 2002
                                               Quarter ended June 30, 2002, as filed on
                                               August 6, 2002

Current Reports on Form 8-K..................  As filed on:
                                               July 9, 2002
                                               July 17, 2002
                                               August 1, 2002
                                               September 4, 2002
                                               September 19, 2002
                                               October 23, 2002

     In addition, we also incorporate by reference all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus until the expiration of the offering. These documents include periodic reports, such Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than Current Reports furnished under Item 9 of Form 8-K), as well as proxy statements.

     The information incorporated by reference contains information about us and our financial condition and is an important part of this prospectus.

                             ---------------------

     You can obtain any of the documents incorporated by reference in this prospectus through us, or from the SEC through the SEC's Internet world wide web site at the address indicated above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

                        North Fork Bancorporation, Inc.
                              275 Broadhollow Road
                            Melville, New York 11747
                                 (631) 844-1004
                       Attention: Aurelie Graf, Secretary

     In order to obtain timely delivery, you must request the information no later than --.

                           FORWARD-LOOKING STATEMENTS

     This prospectus, including information included or incorporated by reference, contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, with respect to our financial condition, results of operations, plans, objectives, future performances and business.

     These forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "plan," "estimate," "intend," "will," "would," "may" or "could." Examples of forward looking statements include, but are not limited to, estimates with respect to our financial condition, expected or anticipated revenue, results of operations and our business, including with respect to:

     - projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure, or other financial items;

     - descriptions of plans or objectives of management for future operations, products, or services, including pending acquisition transactions;

     - forecasts of future economic performance; and

     - descriptions of assumptions underlying or relating to any of the foregoing.

     By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors, many of which are beyond our control, that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.

     Factors which could cause or contribute to such differences include, but are not limited to, changes in:

     - general business and economic conditions on both a regional and national level;

     - worldwide political and social unrest, including acts of war and terrorism;

     - increased competition in the products and services we offer and the markets in which we conduct our business;

     - changes in the interest rate environment;

     - fluctuations in the capital markets, which may directly or indirectly affect our asset portfolio;

     - legislative or regulatory developments, including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial services industry;

     - technological changes, including the impact of the Internet;

     - monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; and

     - changes in accounting principles, policies, practices or guidelines.

     These forward-looking statements are made as of the date of the applicable document, and, except as required by applicable law, we assume no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. You should consider these risks and uncertainties in evaluating forward-looking statements and you should not place undue reliance on these statements.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information, including our financial statements and related notes, included or incorporated by reference in this prospectus. Unless the context otherwise requires, the terms "North Fork," "we," "us" and "our" refer to North Fork Bancorporation, Inc. and its subsidiaries.

                                  THE COMPANY

     We are a $20.8 billion multi-bank holding company headquartered in Melville, New York. We operate 170 bank branches in the New York metropolitan area, substantially all of which are branches of North Fork Bank, a New York-chartered trust company and our primary subsidiary. At September 30, 2002, North Fork Bank's assets and revenues constituted in excess of 90% of our consolidated assets and revenue. Through North Fork Bank, we provide a variety of banking and financial services to middle market and small business organizations, local government units and retail banking customers in the greater New York metropolitan area. Our other subsidiaries offer financial services-related products such as asset management, brokerage and sales of alternative investment products. Our other banking subsidiary, Superior Savings of New England, N.A., is a federally-chartered bank that focuses on gathering deposits throughout the northeast United States.

     We conduct our business in a dense geographic area in, and contiguous to, New York City, including the New York City boroughs of Manhattan, Queens, Brooklyn and the Bronx and the four neighboring New York counties of Nassau, Suffolk, Westchester and Rockland. This geographic area has a population exceeding 11 million people and is comprised of over 4 million households. We believe this area has a fragmented marketplace for retail banking which provides us with opportunities to gain market share through organic growth and from mergers and acquisitions.

     In November 2001, North Fork Bank acquired the domestic business of Commercial Bank of New York for $175 million in cash. In the transaction, North Fork Bank acquired $1.2 billion in total assets, $310 million in loans, and $898 million in deposits. The primary focus of this acquisition was the addition of nine branch locations and CBNY's customer base in the borough of Manhattan, where we have been concentrating on generating deposit growth by opening new branches and hiring experienced bankers.

     As of September 30, 2002, we had total assets of $20.8 billion, including $11.3 billion in loans, total deposits of $12.6 billion and stockholders' equity of $1.7 billion.

     Our principal executive office is located at 275 Broadhollow Road, Melville, New York 11747. Our telephone number is (631) 844-1004.

THIRD QUARTER FINANCIAL RESULTS

     Net income for the quarter ended September 30, 2002 increased by 26% to $106.8 million when compared to net income of $84.9 million for the same period in 2001. Returns on average stockholders' equity and on average total assets rose to 25.5% and 2.2%, respectively, during the third quarter of 2002, as compared to 24.1% and 2.1%, respectively, for the third quarter of 2001.

     Net income for the nine months ended September 30, 2002 increased by 28% to $309.6 million when compared to $241.5 million for the same period in 2001. Returns on average stockholders' equity and average total assets were 25.7% and 2.3%, respectively, during the nine months ended September 30, 2002, as compared to 24.0% and 2.1%, respectively, for the nine months ended September 30, 2001.

     Net interest income for the quarter ended September 30, 2002 increased by $44.2 million, or 26% to $216.4 million when compared to $172.2 million in the prior year's comparable quarter. The net interest margin for the quarter ended September 30, 2002 improved by 14 basis points to 4.87% from 4.73% for the comparable quarter in 2001.

     Net interest income for the nine months ended September 30, 2002 increased by $146.5 million, or 31%, to $625.7 million when compared to $479.2 million for the comparable prior year period. The net interest margin for the nine months ended September 30, 2002 improved by 47 basis points to 5.07% from 4.60% for the comparable prior year period.

     These positive developments in net interest income and the net interest margin are a direct result of our strategy to add interest earning assets, funded with growth in core deposits and short term borrowings, and to reposition our asset/liability mix to benefit from declines in prevailing interest rates. In addition, the proceeds of this issuance were initially used to satisfy short-term obligations and were not fully invested until mid September temporarily reducing our net interest income and net interest margin. The favorable interest rate environment has contributed to increased loan demand, growth in core deposits and a reduction in our overall cost of funds.

     Our core efficiency ratio, which represents the ratio of non-interest expense, excluding other real estate costs and other non-recurring charges, to net interest income on a tax equivalent basis and non-interest income, excluding securities gains and losses and other non-recurring income, was 31.4% and 30.8% for the three and nine months ended September 30, 2002, respectively, remaining substantially unchanged when compared to prior year levels.

     Loans, net of unearned income, increased by $258.3 million to $11.3 billion at September 30, 2002, for a linked quarter annualized growth rate of 9%. We continue to show strong asset quality as non-performing loans declined to $14.1 million, or 0.12% of total loans.

     Our loan loss provision was $6.3 million in the third quarter, unchanged from the previous quarter and up from $4.5 million in the third quarter of 2001. The provision for loan losses for the nine months ended September 30, 2002 increased $6.5 million to $18.8 million when compared to $12.3 million for the comparable prior year period. The increase in the level of provisioning is consistent with the growth experienced in the loan portfolio during the past year and our provisioning methodology. As of September 30, 2002, the allowance for loan losses to non-performing loans was 798%, and the allowance for loan losses to total loans was 1.00%.

     Total deposits grew by $340.2 million to $12.6 billion on a linked quarter basis for an annualized growth rate of 11%. Deposit gains were strong in Manhattan as well as the remainder of the branch network. At September 30, 2002, our Manhattan deposits comprised 16% of total deposits or $2.0 billion, up from 8% and $808 million a year ago. In recent years, our strategy for generating core deposit growth has emphasized a de novo branch expansion program, focused on Manhattan, supplemented by strategic acquisitions similar to CBNY. We plan to add an additional 12 branches through 2003. Our commercial demand deposit balances also increased to $2.0 billion at September 30, 2002 as compared to $1.4 billion a 41% increase over the same period last year.

     In September 2001, our board of directors approved a 5 million share increase to our previously announced share repurchase program. This approval brought the remaining shares authorized for repurchase under the program to approximately 8 million, or 5% of our common shares presently outstanding. During 2002, we have purchased 1.5 million shares at an average price of $35.12. As of the date of this prospectus, there are approximately 6.3 million shares remaining under the repurchase program.

                               THE EXCHANGE OFFER

     On August 7, 2002, we completed the private offering of $350,000,000 aggregate principal amount of 5.875% subordinated notes due 2012 and $150,000,000 aggregate principal amount of 5% fixed rate/floating rate subordinated notes due 2012 in a transaction exempt from the registration requirements of the Securities Act. Simultaneously with that transaction, we entered into a registration rights agreement with the initial purchasers of the outstanding notes, in which we agreed to deliver this prospectus to you and to complete an exchange offer for the outstanding notes. Below is a summary of the exchange offer.

Terms of the Offer............   We are offering to exchange a like amount of
                                 exchange notes for the outstanding notes in denominations of $1,000 in principal amount and integral multiples thereof. In order to be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there are $500 million principal amount of outstanding notes outstanding. We will issue exchange notes promptly after the expiration of the exchange offer.

Expiration Time...............   The exchange offer expires at 5:00 P.M., New
                                 York City time, on -- unless extended.

Procedures For Tendering......   To tender outstanding notes, you must complete
                                 and sign a letter of transmittal in accordance with the instructions contained in it and forward it by mail, facsimile or hand delivery, together with any other documents required by the letter of transmittal, to the exchange agent, either with the outstanding notes to be tendered or in compliance with the specified procedures for guaranteed delivery of outstanding notes. Certain brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer. Holders of outstanding notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such person promptly if they wish to tender outstanding notes pursuant to the exchange offer. See "The Exchange
                                 Offer -- Procedures for Tendering." Letters of transmittal and certificates representing old securities should not be sent to us. Such documents should only be sent to the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent. See "The Exchange
                                 Offer -- Exchange Agent."

Acceptance of Outstanding
Notes For Exchange; Issuance
of Exchange Notes.............   Subject to the conditions stated in "The
                                 Exchange Offer -- Conditions to the Exchange
                                 Offer," we will accept for exchange any and all outstanding notes which are properly tendered in the exchange offer before the expiration time. The exchange notes will be delivered promptly after the expiration time.

United States Federal Income
Tax Consequences..............   Your exchange of outstanding notes for exchange
                                 notes to be issued in the exchange offer will not result in any gain or loss to you for United State federal income tax consequences.
                                 See "Certain Important United States Tax
                                 Considerations."

Withdrawal Rights.............   You may withdraw your tender at any time prior
                                 to the close of business, New York City time, on the last business day before the expiration date of the exchange offer.

Resales of Exchange Notes.....   Based on interpretations by the staff of the
                                 SEC, as detailed in a series of no-action letters issued to third parties, we believe that the exchange notes would generally be freely transferable by holders after the exchange offer without further registration under the Securities Act if:

                                 - you acquire the exchange notes in the
                                   ordinary course of your business;

                                 - you have no arrangement or understanding with
                                   any person to participate in the distribution of the outstanding notes or exchange notes;

                                 - you are not an "affiliate" of North Fork, as
                                   defined in Rule 405 of the Securities Act;

                                 - you are not a broker-dealer, you are not
                                   engaged in, and do not intend to engage in, the distribution of the exchange notes;

                                 - you are a broker-dealer, you receive exchange
                                   notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities and you deliver a prospectus in connection with any resale of these exchange notes; and

                                 - you are not acting on behalf of any person
                                   who could not truthfully make the foregoing representations.

                                 Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes. See "Plan of Distribution."

Exchange Agent................   U.S. Bank Trust National Association is serving
                                 as the exchange agent in connection with the exchange offer. The address and telephone and facsimile numbers of the exchange agent are listed under the heading "The Exchange
                                 Offer -- Exchange Agent."

Use of Proceeds...............   We will not receive any proceeds from the
                                 issuance of exchange notes in the exchange offer.

                               THE EXCHANGE NOTES

     The terms of the exchange notes and the outstanding notes are identical in all material respects, except:

     - the exchange notes will have been registered under the Securities Act;

     - the exchange notes will not contain transfer restrictions and registration rights that relate to the outstanding notes; and

     - the exchange notes will not contain provisions relating to the payment of special interest to the holders of the outstanding notes under the circumstances related to the timing of the exchange offer.

     When we refer to "5.875% notes," we are referring to both the outstanding 5.875% notes and the exchange 5.875% notes. When we refer to "fixed/floating rate notes," we are referring to both the outstanding fixed/floating rate notes and the exchange fixed/floating rate notes. A brief description of the material terms of the exchange notes follows.

Securities Offered............   Up to $350,000,000 aggregate principal amount
                                 of 5.875% subordinated notes due 2012, which have been registered under the Securities Act.

                                 Up to $150,000,000 aggregate principal amount of 5% fixed rate/floating rate subordinated notes due 2012, which have been registered under the Securities Act.

Issuer........................   North Fork Bancorporation, Inc.

Maturity Date.................   Each of the 5.875% notes and the fixed/floating
                                 rate notes will mature on August 15, 2012.

Interest......................   We will pay interest on the 5.875% notes
                                 semi-annually on February 15 and August 15 of each year, beginning February 15, 2003, at a rate of 5.875% per annum.

                                 We will pay interest on the fixed/floating rate notes at a rate of 5% per annum from and including August 7, 2002 to but excluding August 15, 2007. We will make these interest payments semi-annually on each February 15 and August 15, beginning February 15, 2003, through and including August 15, 2007. From and including August 15, 2007 to but excluding the maturity date or date of earlier redemption, we will pay interest on the fixed/floating rate notes at a rate equal to the then applicable United States dollar three-month LIBOR rate plus 1.87%. We will make these interest payments quarterly on each February 15, May 15, August 15 and November 15, beginning November 15, 2007.

Ranking.......................   The 5.875% notes and the fixed/floating rate
                                 notes are:

                                 - unsecured obligations of North Fork;

                                 - subordinated in right of payment to all of
                                   North Fork's senior indebtedness;

                                 - effectively subordinated to all existing and
                                   future debt and all other liabilities of North Fork's subsidiaries;

                                 - equal in right of payment to all of North
                                   Fork's other subordinated indebtedness; and

                                 - senior in right of payment to all of North
                                   Fork's junior subordinated indebtedness.

                                 As of September 30, 2002, we had no outstanding senior indebtedness or indebtedness which would rank equally with the 5.875% notes or the fixed/floating rate notes and the aggregate amount of debt and other liabilities of our subsidiaries was approximately $19.2 billion. See "Description of Notes -- Subordination."

Redemption....................   The 5.875% notes are not redeemable prior to
                                 maturity.

                                 The fixed/floating rate notes are not
                                 redeemable prior to August 15, 2007. The fixed/floating rate notes will be redeemable in whole or in part at our option on or after August 15, 2007 on any interest payment date at a redemption price equal to 100% of the principal amount of the securities being redeemed plus accrued but unpaid interest to the date of redemption.

                                  RISK FACTORS

     Before tendering outstanding notes in the exchange offer, you should carefully review the information contained elsewhere in this prospectus and should particularly consider the following discussion on the risks involved.

YOU MAY HAVE DIFFICULTY SELLING THE OUTSTANDING NOTES YOU DO NOT EXCHANGE.

     If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your outstanding notes as described in the legend on the global security representing the outstanding notes. There are restrictions on transfer of your outstanding notes because we issued the outstanding notes under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the outstanding notes if they are registered under the Securities Act and applicable state securities laws or offered and sold under an exemption from, or in a transaction not subject to, these requirements. We do not intend to register any outstanding notes not tendered in the exchange offer and, upon consummation of the exchange offer, you will not be entitled to any rights to have your untendered outstanding notes registered under the Securities Act. In addition, the trading market, if any, for the remaining outstanding notes will be adversely affected depending on the extent to which outstanding notes are tendered and accepted in the exchange offer.

YOU MAY HAVE DIFFICULTY SELLING THE EXCHANGE NOTES BECAUSE THERE IS NO EXISTING TRADING MARKET FOR THEM.

     The exchange notes are being offered to the holders of the outstanding notes, which were issued on August 7, 2002 to a small number of institutional investors. There is no existing trading market for the exchange notes. We do not intend to apply for listing or quotation of the exchange notes on any exchange and no one has informed us that they intend to make a market in the exchange notes. Consequently, we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. As a result, the market price of the exchange notes could be adversely affected.

BROKER-DEALERS MAY NEED TO COMPLY WITH THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT.

     Any broker-dealer that (1) exchanges its outstanding notes in the exchange offer for the purpose of participating in a distribution of the exchange notes or (2) resells exchange notes that were received by it for its own account in the exchange offer may be deemed to have received restricted notes and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

YOU MAY NOT RECEIVE EXCHANGE NOTES IN THE EXCHANGE OFFER IF THE EXCHANGE OFFER PROCEDURE IS NOT FOLLOWED.

     We will issue the exchange notes in exchange for your outstanding notes only if you tender the outstanding notes and deliver a properly completed and duly executed letter of transmittal and other required documents before expiration of the exchange offer. You should allow sufficient time to ensure timely delivery of the necessary documents. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange. If you are the beneficial holder of outstanding notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer, you should promptly contact the person in whose name your outstanding notes are registered and instruct that person to tender on your behalf.

                        NORTH FORK BANCORPORATION, INC.

     We are a $20.8 billion multi-bank holding company headquartered in Melville, New York. We operate 170 bank branches in the New York metropolitan area, substantially all of which are branches of North Fork Bank, a New York-chartered trust company and our primary subsidiary. At September 30, 2002, North Fork Bank's assets and revenues constituted in excess of 90% of our consolidated assets and revenue. Through North Fork Bank, we provide a variety of banking and financial services to middle market and small business organizations, local government units and retail banking customers in the metropolitan New York area. Our other subsidiaries offer financial services-related products such as asset management, brokerage and sales of alternative investment products. Our other banking subsidiary, Superior Savings of New England, N.A., is a federally-chartered bank that focuses on gathering deposits throughout the northeast United States.

     We conduct our business in a dense geographic area in, and contiguous to, New York City, including the New York City boroughs of Manhattan, Queens, Brooklyn and the Bronx and the four neighboring New York counties of Nassau, Suffolk, Westchester and Rockland. This geographic area has a population exceeding 11 million people and is comprised of over 4 million households. We believe this area has a fragmented marketplace for retail banking which provides us with opportunities to gain market share through organic growth and from mergers and acquisitions.

     In November 2001, North Fork Bank acquired the domestic business of Commercial Bank of New York for $175 million in cash. In the transaction, North Fork Bank acquired $1.2 billion in total assets, $310 million in loans, and $898 million in deposits. The primary focus of this acquisition was the addition of nine branch locations and CBNY's customer base in the borough of Manhattan, where we have been concentrating on generating deposit growth by opening new branches and hiring experienced bankers.

     For the past several years, our growth strategy has included a de novo branch expansion program, with a particular focus on opening new branches in the New York City borough of Manhattan. We plan to open an additional 12 branches through 2003.

     Our growth strategy also includes using acquisitions to gain access to additional customers in attractive markets and to enhance our product and service capabilities. For this reason, we regularly evaluate acquisition opportunities and conduct due diligence activities in connection with possible acquisitions, and from time to time we engage in discussions and, in some cases, negotiations with respect to potential future acquisitions. As of the date of this prospectus, we have not entered into any agreements or understandings with respect to any significant acquisition transactions.

     North Fork Bank is subject to comprehensive regulation, examination and supervision by the New York State Banking Department and the Federal Deposit Insurance Corporation. We are subject to regulation, examination and supervision by the Federal Reserve Board as a bank holding company. See "Regulation and Supervision."

     Our principal executive offices are located at 275 Broadhollow Road, Melville, New York 11747 and our telephone number is (631) 844-1004.

     Additional information about us and our subsidiaries is included in documents incorporated by reference in this prospectus. See "Where You Can Find More Information."

                       SELECTED HISTORICAL FINANCIAL DATA

     The following table sets forth selected historical financial data for North Fork and its consolidated subsidiaries as of and for the nine-month periods ended September 30, 2002 and 2001 and as of and for each of the years in the five-year period ended December 31, 2001. The financial information as of and for the nine-month periods ended September 30, 2002 and 2001 has not been audited and in the opinion of management reflects all adjustments (consisting of only normal recurring adjustments) necessary for the fair presentation of such information. Results for the nine-month period ended September 30, 2002 are not necessarily indicative of the operating results that may be expected for any subsequent interim period or for the year ended December 31, 2002 as a whole. All of the consolidated financial information presented below has been derived from and is qualified in its entirety by reference to the more detailed information and financial statements included in the documents incorporated by reference in this prospectus. See "Where You Can Find More Information."

                              AS OF/FOR THE NINE
                          MONTHS ENDED SEPTEMBER 30,                   AS OF/FOR THE YEAR ENDED DECEMBER 31,
                          ---------------------------   -------------------------------------------------------------------
                              2002           2001          2001          2000          1999          1998          1997
                          ------------   ------------   -----------   -----------   -----------   -----------   -----------
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
  Interest Income.......  $   883,860    $   826,681    $ 1,109,880   $ 1,072,600   $   929,583   $   870,913   $   834,035
  Interest Expense......      258,185        347,447        443,921       500,662       422,267       383,775       375,912
                          -----------    -----------    -----------   -----------   -----------   -----------   -----------
    Net Interest
      Income............      625,675        479,234        665,959       571,938       507,316       487,138       458,123
  Provision for Loan
    Losses..............       18,750         12,250         17,750        17,000         6,013        15,551         8,748
  Non-Interest Income...       86,199         74,825        100,166        99,375        62,400        60,733        63,984
  Net Securities
    Gains/(Losses)......        4,070          7,010          8,729         3,138        13,578         9,433        15,398
  Other Non-Interest
    Expense.............      221,114        163,695        228,908       197,218       178,872       174,065       184,616
  Amortization & Write-
    down of Goodwill....           --         14,292         19,075        16,310         4,462        10,557         3,370
  Amortization of
    Identifiable
    Intangible Assets...        3,411          2,130          3,039         3,953         3,946         3,922         3,922
  Merger Related
    Restructure
    Charges.............           --             --             --        50,499            --        52,452            --
  Dime Related
    Expenses............           --             --             --        13,500            --            --            --
                          -----------    -----------    -----------   -----------   -----------   -----------   -----------
    Income Before Income
      Taxes.............      472,669        368,702        506,082       375,971       390,001       300,757       336,849
  Provision for Income
    Taxes...............      163,071        127,202        174,598       141,206       140,480        88,394       129,238
                          -----------    -----------    -----------   -----------   -----------   -----------   -----------
    Net Income..........  $   309,598    $   241,500    $   331,484   $   234,765   $   249,521   $   212,363   $   207,611
                          ===========    ===========    ===========   ===========   ===========   ===========   ===========
BALANCE SHEET DATA:
  Total Assets..........  $20,824,534    $15,908,383    $17,232,103   $14,840,962   $13,676,156   $12,301,205   $11,608,663
  Securities:
   Available-for-Sale...    7,996,879      4,358,279      5,043,557     3,467,663     3,682,210     3,072,737     2,226,512
    Held-to-Maturity....      435,726        800,997        709,965     1,090,677     1,351,504     1,780,002     2,116,275
  Loans, net............   11,299,675      9,907,220     10,399,691     9,394,713     7,897,688     6,889,876     6,744,756
  Demand Deposits.......    3,093,616      2,249,498      2,702,753     2,025,249     1,558,044     1,321,861       992,525
  Interest Bearing
    Deposits............    9,478,765      7,722,542      8,600,553     7,143,946     6,083,519     6,255,524     6,487,344
  Federal Funds
    Purchased &
    Securities Sold
    Under Agreements to
    Repurchase..........    3,757,300      2,358,782      2,142,182     2,350,882     2,665,200     2,955,096     2,104,036
  Other Borrowings......    1,550,000      1,551,788      1,550,000     1,653,265     1,894,000        85,000       449,600
  Subordinated Debt.....      499,117             --             --            --            --            --            --
  Capital Securities....      266,678        244,357        244,364       244,339       199,314       199,289       199,264
  Stockholders'
    Equity..............  $ 1,653,373    $ 1,410,626    $ 1,437,008   $ 1,213,918   $   999,098   $ 1,213,726   $ 1,138,403

                              AS OF/FOR THE NINE
                          MONTHS ENDED SEPTEMBER 30,                   AS OF/FOR THE YEAR ENDED DECEMBER 31,
                          ---------------------------   -------------------------------------------------------------------
                              2002           2001          2001          2000          1999          1998          1997
                          ------------   ------------   -----------   -----------   -----------   -----------   -----------
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
PERFORMANCE RATIOS:
  Return on Average
    Total Assets(1).....         2.28%          2.11%          2.12%         1.61%         1.91%         1.82%         1.87%
  Return on Average
    Stockholders' Equity
    (1)(2)..............        25.66%         23.95%         23.95%        17.54%        21.69%        18.29%        21.01%
  Net Interest Margin...         5.07%          4.60%          4.69%         4.25%         4.13%         4.45%         4.39%
  Core Efficiency
    Ratio(3)............        30.80%         29.55%         29.80%        29.99%        31.82%        30.71%        35.70%
  Dividend Payout
    Ratio(4)............           39%            42%            42%           53%           39%           55%           32%
ASSET QUALITY RATIOS:
  Allowance for Loan
    Losses to Non-
    Performing Loans....          798%           586%           709%          601%          493%          494%          158%
  Allowance for Loan
    Losses to Total
    Loans, net..........         1.00%          0.95%          1.00%         0.95%         0.94%         1.13%         1.19%
  Non-Performing Loans
    to Total Loans,
    net.................         0.12%          0.16%          0.14%         0.16%         0.19%         0.23%         0.75%
  Non-Performing Assets
    to Total Assets.....         0.07%          0.10%          0.09%         0.10%         0.12%         0.16%         0.49%
  Net Charge-offs to
    Average Loans.......         0.12%          0.11%          0.11%         0.12%         0.13%         0.26%         0.15%
  Non-Performing
    Assets..............  $    14,414    $    16,537    $    14,951   $    15,420   $    15,915   $    19,219   $    57,330
CAPITAL RATIOS:
  Tier I Capital
    Ratio...............        12.88%         13.28%         11.82%        12.38%        13.70%        17.26%        17.97%
  Risk Adjusted Capital
    Ratio...............        18.37%         14.26%         12.81%        13.40%        14.95%        18.82%        19.11%
  Leverage Capital
    Ratio...............         7.54%          8.29%          7.68%         7.62%         8.57%        10.76%        10.53%
  Average Stockholders'
    Equity to Average
    Assets Assets.......         9.05%          9.01%          9.07%         8.94%         8.88%        10.38%         9.16%

---------------

(1) Returns for the nine-month periods ended September 30, 2002 and 2001 are annualized.

(2) Excludes the effect of accumulated other comprehensive income.

(3) The core efficiency ratio is defined as the ratio of non-interest expense, net of other real estate expenses and other non-recurring charges, to net interest income on a tax equivalent basis and other non-interest income, net of securities gains/(losses) and other non-recurring items.

(4) Cash dividends per share represent amounts for North Fork on a historical basis.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

     Our ratios of earnings to fixed charges were as follows for the nine months ended September 30, 2002 and September 30, 2001 and for our five most recent fiscal years:

                                                           NINE MONTHS
                                                       ENDED SEPTEMBER 30,       YEAR ENDED DECEMBER 31,
                                                       -------------------   --------------------------------
                                                        2002         2001    2001   2000   1999   1998   1997
                                                       ------       ------   ----   ----   ----   ----   ----
EARNINGS TO FIXED CHARGES:
  Excluding Interest on Deposits.....................   4.19         3.24    3.35   2.37   2.70   2.88   3.24
  Including Interest on Deposits.....................   2.80         2.05    2.13   1.75   1.92   1.78   1.89

     For purposes of computing these ratios, earnings represent income from continuing operations before extraordinary items and cumulative effects of changes in accounting principles plus income taxes and fixed charges (excluding capitalized interest). Fixed charges, excluding interest on deposits, represent interest (other than on deposits, but including capitalized interest), one-third (the proportion representative of the interest factor) of rents and all amortization of debt issuance costs. Fixed charges, including interest on deposits, represent all interest, one-third (the proportion representative of the interest factor) of rents and all amortization of debt issuance costs.

                                USE OF PROCEEDS

     We will not receive proceeds from the issuance of the exchange notes offered hereby. In consideration for issuing the exchange notes in exchange for outstanding notes as described in this prospectus, we will receive outstanding notes of like principal amount. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled.

                                 CAPITALIZATION

     The following table sets forth our consolidated capitalization at September 30, 2002. The information should be read together with the financial information incorporated by reference in this prospectus. See "Where You Can Find More Information."

                                                              AS OF SEPTEMBER 30, 2002
                                                              ------------------------
                                                               (DOLLARS IN THOUSANDS)
LONG-TERM DEBT:
  Long-Term Borrowings(1)...................................         $2,475,000
     Capital Securities(2)..................................            244,382
     5.875% Subordinated Notes due 2012.....................            349,117
     5% Fixed Rate/Floating Rate Subordinated Notes due
      2012..................................................            150,000
                                                                     ----------
       Total Long Term Debt.................................         $3,218,499
                                                                     ==========
STOCKHOLDERS' EQUITY:
  Preferred Stock, par value $1.00; authorized 10,000,000
     shares, unissued.......................................                  0
  Common Stock, par value $0.01; authorized 500,000,000
     shares; issued 174,580,778 shares......................              1,746
  Additional Paid in Capital................................            371,288
  Retained Earnings.........................................          1,525,950
  Accumulated Other Comprehensive Income....................             38,820
  Deferred Compensation.....................................            (51,962)
  Treasury Stock at cost; 11,083,374 shares.................           (232,469)
                                                                     ----------
       Total Stockholders' Equity...........................         $1,653,373
                                                                     ==========
Total Long-Term Debt and Stockholders' Equity...............         $4,871,872
                                                                     ==========
CAPITAL RATIOS:
  Tier I Capital Ratio......................................              12.88%
  Risk Adjusted Capital Ratio...............................              18.37%
  Leverage Capital Ratio....................................               7.54%

---------------

(1) Consists of advances from the Federal Home Loan Bank and securities sold under agreements to repurchase.

(2) The capital securities are obligations of our wholly-owned statutory business trust subsidiaries. The trusts were formed for the exclusive purpose of issuing the capital securities and using the proceeds to acquire junior subordinated debt securities issued by North Fork. The debt securities are due concurrently with the capital securities and are non-callable at any time in whole or in part for ten years from the date of issuance, except in certain circumstances. They may be redeemed annually thereafter, in whole or in part, at declining premiums to maturity. The capital securities qualify as Tier I capital for regulatory capital purposes.

    In June 2002 we used interest rate swaps to convert $200 million in capital securities from fixed to variable rates. In accordance with SFAS 133, the transaction was recorded as a fair value hedge resulting in a $22.3 million adjustment increasing the reported capital securities balance from $244.4 million to $266.7 million at September 30, 2002.

                           REGULATION AND SUPERVISION

GENERAL

     We are a bank holding company subject to supervision and regulation by the Federal Reserve Board under the Bank Holding Company Act. As a bank holding company, our activities and those of our banking and nonbanking subsidiaries are limited to the business of banking and activities closely related or incidental to banking, and we may not directly or indirectly acquire the ownership or control of more than 5% of any class of voting shares or substantially all of the assets of any company, including a bank, without the prior approval of, or notice to, the Federal Reserve Board.

     Because we are a holding company, our rights and the rights of our creditors, including the holders of the outstanding notes and exchange notes, to participate in the assets of any of our subsidiaries upon the subsidiary's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors (including depositors), except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary. In addition, if either of our bank subsidiaries were to require FDIC assistance, the FDIC could hold the other bank subsidiary responsible for the cost of such assistance, and this liability would have a priority in receivership over any debt or other claims held by us.

     Our primary bank subsidiary, North Fork Bank, as a New York-chartered, FDIC-insured depository institution, is subject to the supervision, regulation, and examination of the New York State Banking Department and the FDIC. Our other bank subsidiary, Superior Savings, is a national bank subject to the supervision, regulation and examination of the Office of the Comptroller of the Currency. The FDIC and the OCC have broad enforcement authority over federally-insured depository institutions, including the power to terminate deposit insurance, to appoint a conservator or receiver if any of a number of conditions are met, and to impose substantial fines and other civil penalties. Almost every aspect of the operations and financial condition of North Fork Bank and Superior Savings is subject to extensive regulation and supervision and to various requirements and restrictions under federal and state law, including requirements governing capital adequacy, liquidity, earnings, dividends, reserves against deposits, management practices, branching, loans, investments, and the provision of services. Various consumer protection laws and regulations also affect the operations of North Fork Bank and Superior Savings. The deposits of North Fork Bank and Superior Savings are insured up to applicable limits by the FDIC.

     Supervision and regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, the deposit insurance funds of the FDIC and the banking system as a whole, not for the protection of bank holding company stockholders or creditors.

     The following description summarizes some of the laws to which North Fork, North Fork Bank and Superior Savings are subject. To the extent statutory or regulatory provisions or proposals are described, the description is qualified in its entirety by reference to the particular statutory or regulatory provisions or proposals.

PAYMENT OF DIVIDENDS

     We are a legal entity separate and distinct from our subsidiaries. The principal source of funds for us is dividends from North Fork Bank, and there are various legal and regulatory limitations under federal and state law on the extent to which banking subsidiaries can finance or otherwise supply funds to their holding companies. Under applicable banking statutes, at October 1, 2002, North Fork Bank could have declared additional dividends of approximately $265 million and still remained a well capitalized institution.

     Federal Reserve Board policy provides that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common stockholders has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears to be consistent with the holding company's capital needs, asset quality and overall financial condition. In addition, among other things, dividends from a New York-chartered bank, such as North Fork Bank, are limited to an amount equal to the bank's net profits for the current year plus its prior two years' retained net profits, less any required transfer to surplus or a fund for the retirement of any preferred stock by the regulations of the Banking Department.

     Under federal law, a depository institution is prohibited from paying a dividend if the depository institution would thereafter be "undercapitalized" as determined by the federal bank regulatory agencies. The relevant federal regulatory agencies, and the state regulatory agency, the Banking Department, also have authority to prohibit a bank or bank holding company from engaging in what, in the opinion of such regulatory body, constitutes an unsafe or unsound practice in conducting its business. The payment of dividends could, depending upon the financial condition of North Fork Bank, be deemed to constitute such an unsafe or unsound practice.

TRANSACTIONS WITH AFFILIATES

     North Fork Bank and Superior Savings are subject to restrictions under federal law which limit certain transactions with us and our nonbanking subsidiaries, including loans, other extensions of credit, investments or asset purchases. Such transactions by a banking subsidiary with any one affiliate are limited in amount to 10% of the bank's capital and surplus and, with all affiliates together, to an aggregate of 20% of the bank's capital and surplus. Furthermore, such loans and extensions of credit, as well as certain other transactions, are required to be secured in specified amounts. These and certain other transactions, including any payment of money to us, must be on terms and conditions that are or in good faith would be offered to nonaffiliated companies.

HOLDING COMPANY LIABILITY

     Under Federal Reserve Board policy, a bank holding company is expected to act as a source of financial strength to each of its banking subsidiaries and commit resources to their support. Such support may be required at times when, absent this Federal Reserve Board policy, we may not be inclined to provide it. As discussed below under "Prompt Corrective Action," a bank holding company in certain circumstances could be required to guarantee the capital plan of an undercapitalized banking subsidiary. In addition, any capital loans by a bank holding company to any of its depository institution subsidiaries are subordinate in payment to deposits and to certain other indebtedness of the banks.

     In the event of a bank holding company's bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, the trustee will be deemed to have assumed and is required to cure immediately any deficit under any commitment by the debtor holding company to any of the federal banking agencies to maintain the capital of an insured depository institution, and any claim for breach of such obligation will generally have priority over most other unsecured claims.

CAPITAL ADEQUACY

     The Federal Reserve Board has adopted risk-based capital guidelines for bank holding companies. The minimum ratio of total capital to risk-weighted assets (which are the credit risk equivalents of balance sheet assets and certain off balance sheet items such as standby letters of credit) is 8 percent. At least half of the total capital must be composed of common stockholders' equity (including retained earnings), qualifying non-cumulative perpetual preferred stock (and, for bank holding companies only, a limited amount of qualifying cumulative perpetual preferred stock), and minority interests in the equity accounts of consolidated subsidiaries, less goodwill, other disallowed intangibles and disallowed deferred tax assets, among other items. The remainder may consist of a limited amount of subordinated debt, other perpetual preferred stock, hybrid capital instruments, mandatory convertible debt securities that meet certain requirements, as well as a limited amount of reserves for loan losses. The Federal Reserve Board has also adopted a minimum leverage ratio for bank holding companies, requiring Tier 1 capital of at least 3 percent of average total consolidated assets.

     The FDIC and the OCC also have established risk-based and leverage capital guidelines which federally-insured banks are required to meet. These regulations are generally similar to those established by the Federal Reserve Board for bank holding companies. The capital ratios for North Fork, North Fork Bank and Superior Savings are provided in the chart below.

     The federal bank regulatory agencies' risk-based and leverage capital ratios are minimum supervisory ratios generally applicable to banking organizations that meet certain specified criteria, assuming that they have the highest regulatory rating. Banking organizations not meeting these criteria are expected to operate with capital positions well above the minimum ratios. The federal bank regulatory agencies may set capital requirements for a particular banking organization that are higher than the minimum ratios when circumstances warrant. Federal Reserve Board guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. In addition, the regulations of the Federal Reserve Board provide that concentration of credit risk, interest rate risk and certain risks arising from nontraditional activities, as well as an institution's ability to manage these risks, are important factors to be taken into account by regulatory agencies in assessing an organization's overall capital adequacy. The agencies have also adopted an adjustment to the risk-based capital calculations to cover market risk in trading accounts of certain institutions.

     The federal bank regulatory agencies recently adopted amendments to their risk-based capital regulations to provide for the consideration of interest rate risk in the agencies' determination of a banking institution's capital adequacy. The amendments require such institutions to effectively measure and monitor their interest rate risk and to maintain capital adequate for that risk.

     As discussed below under "-- Enforcement Powers of the Federal Banking Agencies," failure to meet the minimum regulatory capital requirements could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including, in the most severe cases, the termination of deposit insurance by the FDIC and the placement of the institution into conservatorship or receivership. The capital ratios for North Fork, North Fork Bank and Superior Savings are provided in the chart below.

                     RISK-BASED CAPITAL AND LEVERAGE RATIOS

                                                             RISK-BASED RATIOS
                                                             -----------------
                                                             TIER I     TOTAL    LEVERAGE
AS OF SEPTEMBER 30, 2002                                     CAPITAL   CAPITAL   RATIO(1)
------------------------                                     -------   -------   --------
North Fork.................................................   12.88%    18.37%     7.54%
North Fork Bank............................................   11.43%    12.47%     6.63%
Superior Savings...........................................   15.17%    15.52%     6.93%
Minimum required ratio.....................................    4.00%     8.00%     4.00%
"Well capitalized" minimum ratio...........................    6.00%    10.00%     5.00%

---------------

(1) For all but the most highly rated bank holding companies and banks, the minimum leverage ratio is 3 percent plus an additional percentage of at least 100 to 200 basis points.

PROMPT CORRECTIVE ACTION

     Under the Federal Deposit Insurance Corporation Improvement Act of 1991, the federal banking agencies must take prompt supervisory and regulatory actions against undercapitalized depository institutions. Depository institutions are assigned one of five capital categories: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized," and are subject to different regulation corresponding to the capital category within which the institution falls. Under certain circumstances, a well capitalized, adequately capitalized or undercapitalized institution may be treated as if the institution were in the next lower capital category. A depository institution is generally prohibited from making capital distributions (including paying dividends) or paying management fees to a holding company if the institution would thereafter be undercapitalized. Adequately capitalized institutions cannot accept, renew or roll over brokered deposits except with a waiver from the FDIC, and are subject to restrictions on the interest rates that can be paid on such deposits. Undercapitalized institutions may not accept, renew or roll over brokered deposits.

     The banking regulatory agencies are permitted or, in certain cases, required to take certain actions with respect to institutions falling within one of the three undercapitalized categories. Depending on the level of an institution's capital, the agency's corrective powers include, among other things:

     - prohibiting the payment of principal and interest on subordinated debt,

     - prohibiting the holding company from making distributions without prior regulatory approval,

     - placing limits on asset growth and restrictions on activities; placing additional restrictions on transactions with affiliates,

     - restricting the interest rate the institution may pay on deposits; prohibiting the institution from accepting deposits from correspondent banks, and

     - in the most severe cases, appointing a conservator or receiver for the institution.

     A banking institution that is undercapitalized is required to submit a capital restoration plan, and such a plan will not be accepted unless, among other things, the banking institution's holding company guarantees the plan up to a certain specified amount. Any such guarantee from a depository institution's holding company is entitled to a priority of payment in bankruptcy. While not subject to prompt corrective action, bank holding companies that are both "well capitalized" and "well managed" may receive expedited treatment by the Federal Reserve Board for applications to engage in new activities or to make acquisitions. As of June 30, 2002, each of North Fork, North Fork Bank and Superior Savings exceeded the required capital ratios for classification as "well capitalized." See "-- Capital Adequacy."

ENFORCEMENT POWERS OF THE FEDERAL BANKING AGENCIES

     The federal bank regulatory agencies have broad enforcement powers, including the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties and appoint a conservator or receiver. Failure to comply with applicable laws, regulations and supervisory agreements could subject North Fork, North Fork Bank and Superior Savings as well as officers, directors and other institution-affiliated parties of these organizations, to administrative sanctions and potentially substantial civil money penalties. In addition to the grounds discussed under "Prompt Corrective Action," the appropriate federal banking agency may appoint the FDIC as conservator or receiver for a banking institution (or the FDIC may appoint itself, under certain circumstances) if any one or more of a number of circumstances exist, including, without limitation, the fact that the banking institution (i) is undercapitalized and has no reasonable prospect of becoming adequately capitalized; (ii) fails to become adequately capitalized when required to do so; (iii) fails to submit a timely and acceptable capital restoration plan; or (iv) materially fails to implement an accepted capital restoration plan.

FUTURE LEGISLATION

     Various legislation is from time to time introduced in Congress and state legislatures with respect to the regulation of financial institutions. Such legislation may change banking statutes and our operating environment and the operating environment of our subsidiaries in substantial and unpredictable ways. We cannot determine the ultimate effect that potential legislation, if enacted, or implementing regulations, would have upon the financial condition or results of operations of us or our subsidiaries.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     In connection with the sale of the outstanding notes, we entered into a registration rights agreement with the initial purchasers of the outstanding notes, pursuant to which we agreed to file and to use our reasonable best efforts to cause to be declared effective by the SEC a registration statement with respect to the exchange of the outstanding notes for the exchange notes. We are making the exchange offer to fulfill our contractual obligations under that agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

     Pursuant to the exchange offer, we will issue the exchange notes in exchange for outstanding notes. The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that the exchange notes (1) will have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the outstanding notes and (2) will not contain registration rights or provide for any increase in the interest rate related to the obligation to register. See "Description of Notes" for more information on the terms of the respective notes and the differences between them.

     We are not making the exchange offer to, and will not accept tenders for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the outstanding notes or blue sky laws of such jurisdiction. Unless the context requires otherwise, the term "holder" with respect to the exchange offer means any person in whose name the outstanding notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose outstanding notes are held of record by DTC who desires to deliver such outstanding notes by book-entry transfer at DTC.

     We make no recommendation to the holders of outstanding notes as to whether to tender or refrain from tendering all or any portion of their outstanding notes pursuant to the exchange offer. In addition, no one has been authorized to make any such recommendation. Holders of outstanding notes must make their own decision whether to tender pursuant to the exchange offer and, if so, the aggregate amount of outstanding notes to tender after reading this prospectus and the letter of transmittal and consulting with their advisers, if any, based on their own financial position and requirements.

TERMS OF THE EXCHANGE

     Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange outstanding notes which are properly tendered at or before the expiration time and not withdrawn as permitted below. As of the date of this prospectus, $500 million aggregate principal amount of the outstanding notes is outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about -- to all holders of outstanding notes known to us. Outstanding notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

     Our acceptance of the tender of outstanding notes by a tendering holder will form a binding agreement between the tendering holder and us upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.

EXPIRATION, EXTENSION AND AMENDMENT

     The expiration time of the exchange offer is 5:00 P.M., New York City Time, on --. However, we may, in our sole discretion, extend the period of time for which the exchange offer is open and set a later expiration date. The term "expiration time" as used herein means the latest time and date to which we extend the exchange offer. If we decide to extend the exchange offer period, we will then delay acceptance of any outstanding notes by giving oral or written notice of an extension to the holders of outstanding notes as described below. During any extension period, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any outstanding notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.

     Our obligation to accept outstanding notes for exchange in the exchange offer is subject to the conditions described below under "-- Conditions to the Exchange Offer." We may decide to waive any of the conditions in our discretion. Furthermore, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under the same heading. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. If we materially change the terms of the exchange offer, we will resolicit tenders of the outstanding notes, file a post-effective amendment to the prospectus and provide notice to you. If the change is made less than five business days before the expiration of the exchange offer, we will extend the offer so that the you have at least five business days to tender or withdraw. We will notify you of any extension by means of a press release or other public announcement no later than 9:00 A.M., New York City Time, on the first business day after the previously scheduled expiration time.

PROCEDURES FOR TENDERING

 VALID TENDER

     Except as described below, a tendering holder must, prior to the expiration time, transmit to U.S. Bank Trust National Association, the exchange agent, at the address listed under the heading "-- Exchange Agent":

     - a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal; or

     - if notes are tendered in accordance with the book-entry procedures listed below, an agent's message.

     In addition, you must:

     - deliver certificates, if any, for the outstanding notes to the exchange agent at or before the expiration time; or

     - deliver a timely confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at DTC, the book-entry transfer facility, along with the letter of transmittal or an agent's message; or

     - comply with the guaranteed delivery procedures described below.

     The term "agent's message" means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.

     If the letter of transmittal is signed by a person other than the registered holder of outstanding notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The outstanding notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the outstanding notes must be signed exactly as the name of any registered holder appears on the outstanding notes.

     If the letter of transmittal or any outstanding notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

     By tendering, each holder will represent to us that, among other things, the exchange notes are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder and neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes. In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in and does not intend to engage in a distribution of the exchange notes.

     The method of delivery of outstanding notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or outstanding notes to us.

     If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC's book-entry transfer facility system may make book-entry delivery of the outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent's account.

 SIGNATURE GUARANTEES

     Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed, unless the outstanding notes surrendered for exchange are tendered:

     - by a registered holder of the outstanding notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

     - for the account of an "eligible institution."

     If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an "eligible institution." An "eligible institution" is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

 BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account for the outstanding notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's systems must make book-entry delivery of outstanding notes by causing DTC to transfer those outstanding notes into the exchange agent's account at DTC in accordance with DTC's procedure for transfer. The participant should transmit its acceptance to DTC at or prior to the expiration time or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered outstanding notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant.

     Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent's message, with any required signature guarantees and any other required documents, must:

     - be transmitted to and received by the exchange agent at the address listed under "-- Exchange Agent" at or prior to the expiration time; or

     - comply with the guaranteed delivery procedures described below.

     Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the exchange agent.

 GUARANTEED DELIVERY

     If a registered holder of outstanding notes desires to tender the outstanding notes, and the outstanding notes are not immediately available, or time will not permit the holder's outstanding notes or other required documents to reach the exchange agent before the expiration time, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

     - the tender is made through an eligible institution;

     - prior to the expiration time, the exchange agent received from an eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery:

      1. stating the name and address of the holder of outstanding notes and the amount of outstanding notes tendered,

      2.  stating that the tender is being made, and

      3. guaranteeing that within three New York Stock Exchange trading days after the expiration time, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent's message, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     - the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent's message, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration time.

 DETERMINATION OF VALIDITY

     We will determine in our sole discretion all questions as to the validity, form and eligibility of outstanding notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding. We reserve the right to reject any particular old security not properly tendered or of which our acceptance might, in our judgment or our counsel's judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular old security either before or after the expiration time, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular old security either before or after the expiration time, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within a reasonable period of time.

     Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of outstanding notes. Moreover, neither we, the exchange agent nor any other person will incur any liability for failing to give notification of any defect or irregularity.

 ACCEPTANCE OF OUTSTANDING NOTES FOR EXCHANGE; ISSUANCE OF EXCHANGE NOTES

     Upon the terms and subject to the conditions of the exchange offer, we will accept, promptly after the expiration time, all outstanding notes properly tendered. We will issue the exchange notes promptly after acceptance of the outstanding notes. For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.

     In all cases, issuance of exchange notes for outstanding notes will be made only after timely receipt by the exchange agent of:

     - certificates for the outstanding notes, or a timely book-entry confirmation of the outstanding notes, into the exchange agent's account at the book-entry transfer facility;

     - a properly completed and duly executed letter of transmittal or an agent's message; and

     - all other required documents.

     Unaccepted or non-exchanged outstanding notes will be returned without expense to the tendering holder of the outstanding notes. In the case of outstanding notes tendered by book-entry transfer in accordance with the book-entry procedures described above, the non-exchanged outstanding notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer. For each old security accepted for exchange, the holder of the old security will receive a new security having a principal amount equal to that of the surrendered old security.

INTEREST PAYMENTS ON THE EXCHANGE NOTES

     The exchange notes will bear interest from the most recent date to which interest has been paid on the outstanding notes exchanged therefor or, if no interest has been paid on such outstanding notes, from August 7, 2002. Accordingly, registered holders of exchange notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date on which interest has been paid or, if no interest has been paid, from August 7, 2002. Outstanding notes accepted for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Holders of outstanding notes whose outstanding notes are accepted for exchange will not receive any payment in respect of accrued interest on such outstanding notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the exchange offer.

WITHDRAWAL RIGHTS

     Tenders of outstanding notes may be withdrawn at any time prior to the close of business, New York City time, on the last business day before the expiration date of the exchange offer.

     For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated under "-- Exchange Agent" prior to the close of business, New York City time, on the last business day before the expiration date of the exchange offer. Any notice of withdrawal must:

     - specify the name of the person, referred to as the depositor, having tendered the outstanding notes to be withdrawn;

     - identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of the outstanding notes;

     - contain a statement that the holder is withdrawing its election to have the outstanding notes exchanged;

     - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the outstanding notes register the transfer of the outstanding notes in the name of the person withdrawing the tender; and

     - specify the name in which the outstanding notes are registered, if different from that of the depositor.

     If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution, unless this holder is an eligible institution. If outstanding notes have been tendered in accordance with the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn outstanding notes.

     Any outstanding notes properly withdrawn will be deemed not to have been validly tendered for exchange. Exchange notes will not be issued in exchange unless the outstanding notes so withdrawn are validly re-tendered. Properly withdrawn outstanding notes may be re-tendered by following the procedures described under "-- Procedures for Tendering" above at any time at or before the expiration time.

     We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange, any outstanding notes for any exchange notes, and, as described below, may terminate the exchange offer, whether or not any outstanding notes have been accepted for exchange, or may waive any of the conditions to or amend the exchange offer, if any of the following conditions has occurred or exists:

     - the exchange offer, or the making of an exchange by a holder of outstanding notes, violates any applicable law or any applicable interpretation of the staff of the SEC;

     - any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer; and

     - the holders of the outstanding notes do not tender their outstanding notes in accordance with the exchange offer.

     If we determine in our sole discretion that either of the foregoing events or conditions has occurred or exists, we may, subject to applicable law, terminate the exchange offer, whether or not any outstanding notes have been accepted for exchange, or may waive either such condition or otherwise amend the terms of the exchange offer in any respect. See "-- Expiration, Extension and Amendment" above.

EXCHANGE AGENT

     We have appointed U.S. Bank Trust National Association as the exchange agent for the exchange offer. Delivery of the letters of transmittal and any other required documents should be directed to the exchange agent as follows:

            U.S. Bank Trust National Association, as Exchange Agent

BY REGISTERED OR
CERTIFIED MAIL:               BY OVERNIGHT COURIER:         BY HAND:                      BY FACSIMILE:
U.S. Bank Trust               U.S. Bank Trust               U.S. Bank Trust               651-244-1537
National Association          National Association          National Association          Attn: Specialized
Corporate Trust Services      Corporate Trust Services      Corporate Trust Services      Finance
P.O. Box 64485                180 East Fifth Street, 4th    100 Wall Street, 16th Floor
St. Paul, MN 55164-9549       Floor                         New York, NY 10005            CONFIRM BY TELEPHONE:
Attn: Specialized Finance     St. Paul, MN 55101            Attn: Bond Drop Window        651-244-1197
                              Attn: Specialized Finance

                       For Information Call: 800-934-6802

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

     The solicitation is being made by mail by U.S. Bank Trust National Association, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the indenture relating to the exchange notes, filing fees, blue sky fees and printing and distribution expenses.

TRANSFER TAXES

     Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes on the exchange. If, however, exchange notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

                              DESCRIPTION OF NOTES

     In this "Description of Notes," unless otherwise indicated, "North Fork," "we," "us," and "our" refer only to North Fork Bancorporation Inc. and not to any of its subsidiaries. When we refer to "notes," we are referring collectively to the outstanding 5.875% notes, the outstanding fixed/floating rate notes, the exchange 5.875% notes and the exchange fixed/floating rate notes.

GENERAL

     The terms of the exchange notes and the outstanding notes are identical in all material respects, except:

     - the exchange notes will have been registered under the Securities Act;

     - the exchange notes will not contain transfer restrictions and registration rights that relate to the outstanding notes; and

     - the exchange notes will not contain provisions relating to the payment of special interest to the holders of the outstanding notes under the circumstances related to the timing of the exchange offer.

     We issued the outstanding notes and will issue the exchange notes under an indenture dated as of August 7, 2002, between us and U.S. Bank Trust National Association, as trustee, as the same may be amended or supplemented from time to time. By its terms the indenture incorporated certain provisions of the Trust Indenture Act of 1939, as amended, as in effect on the date of the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes.

     The following describes the general terms and provisions of the notes. The following description of the notes is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture.

     Each of the 5.875% notes and the fixed/floating rate notes constitute a separate series of notes to be issued under the indenture. The exchange notes will be issued only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000 in excess thereof. We do not intend to apply for listing or quotation of the exchange notes on any securities exchange. Payment of the full principal amount of the notes will be due on August 15, 2012.

     The notes are unsecured obligations of ours and will rank junior to our secured obligations and senior indebtedness (as defined below), equally with our other unsecured subordinated indebtedness, and senior to our junior subordinated indebtedness. The notes are not deposits or other obligations of a bank or savings association and are not insured or guaranteed by the FDIC or any other governmental agency.

     We are a holding company and we conduct substantially all of our operations through our principal subsidiary bank, North Fork Bank, and our other subsidiaries. As a result, our ability to make payments on the notes will depend primarily upon the receipt of dividends and other distributions from our subsidiaries. There are various regulatory restrictions on the ability of our subsidiary banks to pay dividends or make other payments to us. See "Regulation and Supervision."

     In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary's liquidation or otherwise, and thus your ability as a holder of the notes to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary (including, in the case of our subsidiary banks, their depositors), except to the extent that we are a creditor of such subsidiary with claims that are recognized. As a result, the notes effectively will be subordinated to all existing and future liabilities and obligations of our subsidiaries, including deposit liabilities.

INTEREST

  5.875% NOTES

     The 5.875% notes will bear interest at a fixed rate of 5.875% per annum beginning on August 7, 2002, to but excluding their maturity date, which is August 15, 2012. We will pay interest semi-annually on February 15 and August 15 of each year, beginning February 15, 2003. All payments of interest will be made to the persons in whose names the 5.875% notes are registered on the 15th calendar day prior to the interest payment date, whether or not such day is a business day. Interest on the 5.875% notes at maturity will be payable to the persons to whom principal is payable. A "business day" means any day other than a Saturday or a Sunday, a legal holiday or a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to remain closed.

     We will compute the amount of interest payable on the 5.875% notes for any full semi-annual period on the basis of a 360 day year of twelve 30 day months. The amount of interest payable for any partial semi-annual period will be computed based on the actual number of days elapsed during that 180-day period.

     If any interest payment date or the date of maturity of the 5.875% notes is not a business day, then we will pay the amount payable on that date on the next succeeding day that is a business day, without making any additional interest or other payments because of the delay.

     Payments of principal, interest and other amounts on the 5.875% notes issued in book-entry form will be made as described below under "-- Global Notes and Book-Entry System."

  FIXED/FLOATING RATE NOTES

     The fixed/floating rate notes will bear interest at the rate of 5% per annum from and including August 7, 2002 to but excluding August 15, 2007, which we refer to as the "fixed rate period." From and including August 15, 2007 to but excluding the maturity date or date of earlier redemption, which we refer to as the "floating rate period," the fixed/floating rate notes will bear interest at a rate equal to the then applicable United States dollar three-month LIBOR rate plus 1.87%. We will make interest payments in respect of the fixed rate period semi-annually on February 15 and August 15 of each year, beginning February 15, 2003 through and including August 15, 2007. We will make interest payments in respect of the floating rate period quarterly on each February 15, May 15, August 15 and November 15, beginning November 15, 2007. Interest will be paid to the person in whose name the fixed/floating rate note is registered at the close of business on the 15th calendar day preceding the related interest payment date. Interest payable during the fixed rate period will be computed on the basis of a 360-day year of twelve 30-day months, provided that the amount of interest payable for any partial semi-annual period during the fixed rate period will be computed on the basis of the actual number of days elapsed during that 180-day period.

     During the floating rate period, the interest rate per annum for the fixed/floating rate notes will be reset quarterly on the first day of each Interest Reset Period (as defined below) and will be equal to LIBOR (as defined below) plus 1.87%, as determined by the calculation agent. The trustee will initially act as calculation agent. During the floating rate period, the amount of interest for each day the fixed/floating rate notes are outstanding, which we refer to as the "daily interest amount," will be calculated by dividing the interest rate in effect for that day by 360 and multiplying the result by the principal amount of the fixed/floating rate notes. The amount of interest to be paid on the fixed/floating rate notes for each interest period will be calculated by adding the daily interest amounts for each day in the interest period.

     Except as described below for the first interest period, on each interest payment date, we will pay interest for the period commencing on and including the immediately preceding interest payment date and ending on and including the day next preceding that interest payment date. We refer to this period as an "interest period." The first interest period will begin on and include August 7, 2002 and will end on and include February 14, 2003.

     In the event that an interest payment date is not a business day, we will pay interest on the next day that is a business day, with the same force and effect as if made on the interest payment date, and without any interest or other payment with respect to the delay; provided, however, if such interest payment date occurs during the floating rate period and such next business day is in a different month, then we will pay interest on the business day immediately preceding that interest payment date. If the maturity date or date of earlier redemption falls on a day that is not a business day, the payment of principal and interest, if any, will be made on the next succeeding business day, and no interest shall accrue for the period from and after such date of maturity or date of earlier redemption.

     "LIBOR," with respect to an Interest Reset Period, means the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period beginning on the second London Banking Day (as defined below) after the Determination Date (as defined below) that appears on Telerate Page 3750 (as defined below) as of 11:00 A.M., London time, on the Determination Date. If Telerate Page 3750 does not include this rate or is unavailable on the Determination Date, the calculation agent will request the principal London office of each of four major banks in the London interbank market, as selected by the calculation agent, to provide that bank's offered quotation (expressed as a percentage per annum) as of approximately 11:00 A.M., London time, on the Determination Date to prime banks in the London interbank market for deposits in a Representative Amount (as defined below) in United States dollars for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two offered quotations are so provided, LIBOR for the Interest Reset Period will be the arithmetic mean of those quotations. If fewer than two quotations are so provided, the calculation agent will request each of three major banks in New York City, as selected by the calculation agent, to provide that bank's rate (expressed as a percentage per annum), as of approximately 11:00 A.M., New York City time, on the Determination Date for loans in a Representative Amount in United States dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two rates are so provided, LIBOR for the Interest Reset Period will be the arithmetic mean of those rates. If fewer than two rates are so provided, then LIBOR for the Interest Reset Period will be LIBOR in effect with respect to the immediately preceding Interest Reset Period or, in the case of the first Interest Reset Period, 5.0% per annum.

     "Determination Date" with respect to an Interest Reset Period means the second London banking day preceding the first day of the Interest Reset Period.

     "Interest Reset Period" means each period during the floating rate period from and including an interest payment date to but excluding the next succeeding interest payment date. The first Interest Reset Period will commence on and include August 15, 2007 and end on and include February 14, 2008.

     "London Banking Day" means any day on which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

     "Representative Amount" means a principal amount that is representative for a single transaction in the relevant market at the relevant time.

     "Telerate Page 3750" means the display designated as "Page 3750" on the Bridge Telerate Service (or such other page as may replace Page 3750 on that service).

     All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

     The interest rate on the fixed/floating rate notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

     The calculation agent will, upon the request of the holder of any fixed/floating rate notes, provide the interest rate then in effect. All calculations of the calculation agent, in the absence of manifest error, shall be conclusive for all purposes and binding on us and holders of the fixed/floating rate notes. We may appoint a successor calculation agent with the written consent of the trustee, which consent shall not be unreasonably withheld.

REDEMPTION

  5.875% NOTES

     The 5.875% notes may not be redeemed, in whole or in part, prior to maturity. The redemption price for the 5.875% notes at maturity will be 100% of the principal amount thereof plus accrued interest to but excluding the date of redemption. The 5.875% notes are not subject to any sinking fund.

  FIXED/FLOATING RATE NOTES

     The fixed/floating rate notes are not redeemable prior to August 15, 2007. The fixed/floating rate notes will be redeemable in whole or in part at our option on or after August 15, 2007 on any interest payment date at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued but unpaid interest to the date of redemption. Pursuant to the terms of the indenture, notice of redemption will be mailed to the holders of the fixed/floating rate notes to be redeemed not less than 30 days nor more than 60 days prior to the redemption date. We must consult with the Federal Reserve Board before redeeming any fixed/floating rate notes.

     No sinking fund is provided for in the fixed/floating rate notes, which means that the indenture does not require us to redeem or retire the fixed/floating rate notes periodically.

SUBORDINATION

     Each series of notes will constitute direct and unsecured obligations of North Fork and will be subordinated in right of payment to all of North Fork's "senior indebtedness," as defined below. This means that, in certain circumstances where we may not be making payments on all our debt obligations as they become due, the holders of all our senior indebtedness will be entitled to receive payment in full of all amounts that are due or will become due on their debt securities before you as holders of the notes will be entitled to receive any amounts due with respect to the notes. These circumstances include when we make a payment or distribute assets to creditors upon our liquidation, dissolution, winding up or reorganization.

     In addition, the notes will be "structurally subordinated" to all indebtedness and other liabilities, including deposits, trade payables and lease obligations, of our subsidiaries. This occurs because our right to receive any assets of any of our subsidiaries upon its liquidation or reorganization, and thus the right of you as the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including depositors and trade creditors.

     As of September 30, 2002, we had no outstanding senior indebtedness, no indebtedness outstanding that would rank equal to the notes, and an aggregate of approximately $244.4 million of junior subordinated indebtedness that would rank junior to the notes. As of September 30, 2002, the aggregate amount of debt and other liabilities of our subsidiaries was approximately $19.2 billion. The indenture does not limit or prohibit us from incurring additional senior indebtedness or additional indebtedness ranking pari passu with the notes, nor does it prohibit our subsidiaries from incurring additional indebtedness.

     "Senior indebtedness" is defined in the indenture as:

     - all of our "indebtedness for money borrowed," as defined below, whether now outstanding or subsequently created, assumed or incurred, other than
       (i) the notes, (ii) any obligation ranking on a parity with the notes, or
       (iii) any obligation ranking junior to the notes,

     - all of our obligations to make payment or delivery pursuant to the terms of any financial instrument such as (i) securities contracts and foreign currency exchange contracts, (ii) derivative instruments, such as swap agreements (including interest rate and foreign exchange rate swap agreements), cap or floor agreements, interest rate agreements, commodity contracts or options, or (iii) any similar financial instruments or agreements (in each case, other than any such obligation ranking on a parity with the notes or ranking junior to the notes), and

     - any deferrals, renewals or extensions of any such senior indebtedness.

     The term "indebtedness for money borrowed" is defined in the indenture as:

     - any of our obligations for, or any obligation guaranteed by us for the repayment of, borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, and

     - any deferred obligation for the payment of the purchase price of property or assets (excluding trade accounts payable or accrued liabilities in the ordinary course of business).

     The term "ranking junior to the notes" is defined in the indenture to mean any of our obligations which ranks junior to and not equally with or senior to the notes in right of payment upon the occurrence of any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshalling of assets and liabilities or similar proceedings or any liquidation or winding-up of or relating to us as a whole, whether voluntary or involuntary.

     The term "ranking on a parity with the notes" is defined in the indenture to mean any of our obligations which ranks equally with and not senior to the notes in right of payment upon the occurrence of any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshalling of assets and liabilities or similar proceedings or any liquidation or winding-up of or relating to us as a whole, whether voluntary or involuntary.

     We may not make any payment on account of the principal of or interest in respect of the notes if

     - a default in payment with respect to any senior indebtedness has occurred and is continuing, or

     - an event of default with respect to any senior indebtedness permitting the acceleration of the maturity thereof has occurred.

     Upon any payment or distribution of assets to creditors upon any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshalling of assets and liabilities or similar proceedings or any liquidation or winding-up of or relating to us as a whole, whether voluntary or involuntary, the holders of all senior indebtedness will first be entitled to receive payment in full before the holders of the notes will be entitled to receive any payment in respect of the principal of or interest on the notes.

     If the holders of notes receive payment and are aware at the time of receiving payment that all senior indebtedness has not been paid in full, then such payment shall be held in trust for the benefit of the holders of senior indebtedness.

     By reason of the subordination provisions described above, in the event of our insolvency, holders of the notes may recover less, ratably, than holders of our senior indebtedness.

EVENTS OF DEFAULT; LIMITED RIGHTS OF ACCELERATION

     The only "events of default" under the indenture with respect to each series of the notes are specified events involving our bankruptcy, insolvency or reorganization. Accordingly, there will be no right of acceleration of the payment of principal of the notes upon a default in the payment of principal or interest on the notes or in the performance of any of our covenants or agreements contained in the notes or in the indenture for the notes. However, in the event of a default in the payment of principal or interest, you will have the right to institute a suit directly against us for the collection of such overdue payment, without first instituting suit against the trustee or any other person.

     If an event of default occurs and is continuing with respect to a series of the notes, the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding notes of such series may declare the principal amount of all the notes of such series to be due and payable immediately. At any time after the trustee or the holders have accelerated the notes of any series, but before the trustee has obtained a judgment or decree for payment of money due or delivery of the maturity consideration, the holders of a majority in aggregate principal amount of outstanding notes of such series may rescind and annul that acceleration and its consequences, provided that all payments due and payable with respect to the notes of such series, other than those due as a result of acceleration, have been made and all events of default have been remedied or waived.

DEFAULTS AND REMEDIES

     The following are "defaults" under the indenture with respect to each series of the notes:

     - any event of default with respect to such series of the notes;

     - default in the payment of any principal on such series of notes when due;

     - default in the payment of any interest on such series of notes when due, which continues for 30 days; and

     - default in the performance of any other obligation contained in such series of notes or in the indenture for the benefit of such series of notes, which continues for 60 days after written notice.

     If a default occurs and is continuing under the indenture, the trustee may, in its discretion and subject to certain conditions, seek to enforce its rights and the rights of the holders of the notes by appropriate judicial proceedings, which may include demanding payment of any amounts then due and payable on the notes. The trustee may not accelerate the maturity of the notes upon the occurrence of a default that does not also constitute an "event of default" described above.

     The holders of a majority in principal amount of the outstanding notes of each series may waive any default with respect to such series of notes, except a default:

     - in the payment of any amounts due and payable under such series of notes; or

     - in an obligation contained in, or a provision of, the indenture which cannot be modified without the consent of each holder of notes of such series.

     The holders of a majority in principal amount of the outstanding notes of each series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such series of notes, provided that any direction is not in conflict with any rule of law or the indenture. Subject to the provisions of the indenture relating to the duties of the trustee, before proceeding to exercise any right or power under the indenture at the direction of the holders, the trustee is entitled to receive from those holders reasonable security or indemnity against the costs, expenses and liabilities which it might incur in complying with any direction.

     A holder of notes of either series will have the right to institute a proceeding with respect to the indenture or for any remedy under the indenture with respect to the notes of that series, only if:

     - such holder previously gives to the trustee written notice of a continuing default with respect to such series of the notes;

     - the holders of not less than a majority in aggregate principal amount of the outstanding notes of such series also have made written request and offered the trustee indemnity satisfactory to the trustee to institute that proceeding as trustee;

     - the trustee has failed to institute the proceeding within 60 days after receipt of the request from the holders of notes of such series; and

     - the trustee has not received from the holders of a majority in principal amount of the outstanding notes of such series a direction inconsistent with such request during that 60 day period.

     Notwithstanding the foregoing, any holder of a note has the absolute right to institute suit for any defaulted payment after the due date for such payment.

     We are required to furnish to the trustee annually a statement as to the performance of our obligations under the indenture and as to any default in that performance.

MODIFICATION AND WAIVER

     We and the trustee may amend and modify the indenture with the consent of holders of at least 66 2/3% in principal amount of the notes of any series affected. However, without the consent of each holder of any notes affected thereby, we may not amend or modify the indenture to:

     - change the stated maturity date of the principal of, or any installment of principal or interest on, any note;

     - reduce the principal amount of, or the rate of interest on, any note;

     - change the place or currency of payment of principal or interest on any note;

     - impair the right to institute suit for the enforcement of any payment or delivery on or with respect to any note;

     - reduce the percentage in principal amount of notes the consent of whose holders is required to modify or amend the indenture or to waive compliance with certain provisions of the indenture;

     - make any change relating to the subordination of the notes in a manner adverse to the holders of the notes or in a manner adverse to holders of senior indebtedness, unless the holders of senior indebtedness consent to that change under the terms of that senior indebtedness; or

     - reduce the percentage in principal amount of the notes, the consent of whose holders is required to waive any past default.

     The holders of at least a majority in principal amount of the outstanding notes of each series may waive past defaults under the indenture with respect to such series, except as described under "-- Defaults and Remedies."

     We and the trustee may also amend and modify the indenture without the consent of any holder for any of the following purposes:

     - to evidence the succession of another person to us;

     - to add to our covenants for the benefit of the holders of all of the notes;

     - to add events or occurrences which will constitute a default or an event of default;

     - to change or eliminate any of the provisions of the indenture, so long as any such change or elimination will become effective only when there is no outstanding security which is entitled to the benefit of that provision;

     - to evidence and provide for the acceptance of appointment by a successor trustee;

     - to cure any ambiguity, to correct or supplement any provision in the indenture, or to make any other provisions with respect to matters or questions arising under the indenture, so long as the interests of holders of notes are not adversely affected in any material respect under the indenture;

     - to convey, transfer, assign, mortgage or pledge any property to or with the trustee securing the notes; or

     - to provide for conversion rights of the holders of the notes to enable those holders to convert the notes into other securities.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     We may consolidate or merge with or into any other corporation, and we may sell, lease or convey our properties and assets substantially as an entirety to any corporation, provided that:

     - the resulting corporation, if other than us, is a corporation organized and existing under the laws of the United States of America or any U.S. state and assumes all of our obligations to:

      (1) pay the principal of, and interest on, the notes, and

      (2) perform and observe all of our other obligations under the indenture; and

     - we are not, or any successor corporation, as the case may be, is not, immediately after any such transaction, in default under the indenture.

     The indenture does not provide for any right of acceleration in the event of a consolidation, merger, sale of all or substantially all of the assets, recapitalization or change in our stock ownership. In addition, the indenture does not contain any provision which would protect the holders of notes against a sudden and dramatic decline in our credit quality resulting from any merger, sale, recapitalization or similar restructuring.

GLOBAL NOTES AND BOOK-ENTRY SYSTEM

     Each series of notes will be in book-entry form and will be represented by one or more permanent global certificates in fully registered form without interest coupons (the "Global Notes") and will be deposited with the trustee as custodian for The Depository Trust Company and registered in the name of Cede & Co. or another nominee designated by DTC.

     Beneficial interests in the Global Notes (and any notes issued in exchange for any of the Global Notes) may not be exchanged for Certificated Notes (as defined below) except in the circumstances described below. The notes will be subject to certain restrictions on transfer set forth in the indenture and will bear the legend regarding these restrictions set forth under the heading "Notice to Investors."

TRANSFER OR EXCHANGE FROM GLOBAL NOTES TO CERTIFICATED NOTES

     We will issue physical certificates ("Certificated Notes") to holders of beneficial interests in a Global Note, or their nominees, if:

     - DTC notifies us that it is unwilling or unable to continue as depositary and we are unable to locate a qualified successor within 90 days or if at any time DTC, or any successor depositary, ceases to be a "clearing agency" under the Exchange Act;

     - an event of default or a default occurs under the indenture; or

     - we decide in our sole discretion to terminate the book-entry system through DTC.

     If we issue Certificated Notes in exchange for beneficial interests in a Global Note, the trustee will notify all holders through DTC participants of the availability of these Certificated Notes. Upon surrender by DTC of the definitive global note representing the series of notes and receipt of instructions for re-registration, the trustee will reissue the notes in certificated form to holders or their nominees.

     Although DTC has agreed to the following procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. None of North Fork, the trustee or any of their respective agents will have any responsibility for the performance by DTC of its obligations under the rules and procedures governing their operations.

DEPOSITORY PROCEDURES

     DTC has advised as follows:

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization," within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the clearance or settlement among Direct Participants of securities transactions, like transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock Exchange, LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others like securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Direct and Indirect Participants are on file with the Securities and Exchange Commission.

     Purchases of Global Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for Global Notes on DTC's records. The ownership interest of each actual purchaser of each Global Note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Global Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Global Notes, except in the event that use of the book-entry system for the Global Notes is discontinued.

     To facilitate subsequent transfers, all Global Notes deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Global Notes with DTC and their registration in the name of Cede & Co. or any other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Global Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts those Global Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither DTC nor Cede & Co. (nor any other nominee) will consent or vote with respect to the Global Notes. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Global Notes are credited on the record date (identified in a listing attached to the omnibus proxy).

     Redemption proceeds and principal and interest payments on the Global Notes will be made to Cede & Co., or any other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts, upon DTC's receipt of funds and corresponding detail information from us or the trustee on the payment date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not that of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividends to Cede & Co. (or other nominee requested by an authorized representative of DTC) is the responsibility of us or the trustee, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfer of interests in the Global Notes among DTC Participants, DTC may discontinue providing its services as securities depository with respect to the Global Notes at any time by giving reasonable notice to us or the trustee. Under these circumstances, in the event that a successor securities depository is not obtained, notes in certificated form are required to be printed and delivered to each holder.

     We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, certificates for the notes will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

     The laws of some states may require that certain persons take physical delivery of securities in certificated form. Consequently, the ability to transfer beneficial interests in a Global Note to those persons may be limited. In addition, because DTC can act only on behalf of Direct Participants, which, in turn, act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in a Global Note to pledge or transfer that interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing that interest.

                      EXCHANGE OFFER; REGISTRATION RIGHTS

     We have agreed pursuant to a registration rights agreement with the initial purchasers of the outstanding notes, for the benefit of the holders of the outstanding notes, that we will, at our cost,

     - file a registration statement relating to a registered exchange offer for the outstanding notes with the SEC on or prior to the 90th day after the date that the outstanding notes are first issued;

     - use our reasonable best efforts to cause the SEC to declare such exchange offer registration statement effective under the Securities Act of 1933 no later than the 180th day after the outstanding notes are first issued;

     - use our reasonable best efforts to cause such registration statement to remain effective until the closing of the exchange offer; and

     - use our reasonable best efforts to complete the exchange offer no later than 45 days after such exchange offer registration statement becomes effective.

     Once the registration statement that this prospectus is a part of is declared effective, we will offer to all holders of outstanding notes who are legally eligible to participate in the exchange offer the opportunity to exchange their outstanding notes for exchange notes. This offer will remain open for not less than 20 business days (or longer, if required by applicable law or otherwise extended by us, at our option) after the date notice of the exchange offer is mailed to the holders of the outstanding notes.

     Under existing interpretations of the Securities Act of 1933 by the staff of the SEC contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes would generally be freely transferable by holders after the exchange offer without further registration under the Securities Act of 1933 (subject to certain representations required to be made by each holder of notes, as set forth below). However, any purchaser of notes who is one of our "affiliates," who intends to participate in the exchange offer for the purpose of distributing the exchange notes or who is a broker-dealer who purchased notes from us to resell pursuant to Rule l44A or any other available exemption under the Securities Act of 1933, (1) will not be able to rely on the interpretations of the staff of the SEC, (2) will not be able to tender its notes in the exchange offer and (3) must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any sale or transfer of the notes unless that sale or transfer is made pursuant to an exemption from these requirements.

     If you wish to exchange your outstanding notes for exchange notes in the exchange offer, you will be required to make certain representations. These representations include that:

     - any exchange notes to be received by you will be acquired in the ordinary course of your business;

     - you have no arrangement or understanding with any person to participate in the distribution of the outstanding notes or exchange notes;

     - you are not our "affiliate" (as defined in Rule 405 under the Securities Act of 1933);

     - if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the exchange notes;

     - if you are a broker-dealer, you will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities and that you will deliver a prospectus in connection with any resale of these exchange notes; and

     - you are not acting on behalf of any person who could not truthfully make the foregoing representations.

     In addition, in connection with any resales of exchange notes, any broker-dealer (a "Participating Broker-Dealer") which acquired the outstanding notes for its own account as a result of market making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act of 1933. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the exchange notes (other than a resale of an unsold allotment from the original sale of the outstanding notes) with this prospectus. We will agree to make available for a period ending on the earlier to occur of (1) the date when all exchange notes held by Participating Broker-Dealers have been sold and (2) 180 days after consummation of the exchange offer, a copy of this prospectus to any Participating Broker-Dealer and all other persons, if any, with similar prospectus delivery requirements, for use in connection with any resale of exchange notes. A Participating Broker-Dealer or any other person that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act of 1933 and will be bound by the provisions of the registration rights agreement (including certain indemnification rights and obligations thereunder).

SHELF REGISTRATION

     We may be required to file a shelf registration statement to permit certain holders of Registrable Notes (as defined below) who were not eligible to participate in the exchange offer to resell the Registrable Notes periodically without being limited by the transfer restrictions.

     We will only be required to file a shelf registration statement if:

     - after the date the notes are issued, there is a change in law or applicable interpretations of the law by the staff of the SEC, and as a result we are not permitted to effect the exchange offer as contemplated by the Registration Rights Agreement; or

     - (a) the exchange offer registration statement is not declared effective within 180 days after the date the notes were issued or (b) the exchange offer is not consummated within 45 days after the exchange offer registration statement is declared effective, but we may terminate this shelf registration statement at any time, without penalty, if the exchange offer registration statement is declared effective or the exchange offer is consummated.

     If a shelf registration statement is required, we will:

     - file the shelf registration statement with the SEC no later than (a) the 180th day after the date the notes are first issued or (b) the 60th day after that filing obligation arises, whichever is later,

     - use our reasonable best efforts to cause the shelf registration statement to be declared effective by the SEC as promptly as practicable, but in no event later than the 225th day after the date the notes are first issued; and

     - use our reasonable best efforts to keep the shelf registration statement continuously effective for a period of two years after the latest date on which any notes are originally issued or, if earlier, until all the Registrable Notes covered by the shelf registration statement are sold thereunder, become eligible for resale pursuant to Rule 144(k) under the Securities Act of 1933 or cease to be Registrable Notes.

     Notwithstanding the foregoing, during any 365-day period we may, by notice to holders of Registrable Notes, suspend the availability of a shelf registration statement and the use of the related prospectus for up to two periods of up to 45 consecutive days each but not more than an aggregate of 90 days during any 365-day period if:

     - such action is required by applicable law;

     - such action is taken by us in good faith and for valid business reasons, including the acquisition or divestiture of assets or a material corporate transaction or event; or

     - the happening of any event or the discovery of any fact that makes any statement made in the shelf registration statement or the related prospectus untrue in any material respect or constitutes an omission to state a material fact in the shelf registration statement or the related prospectus.

     Each holder of Registrable Notes will be required to discontinue disposition of Registrable Notes pursuant to the shelf registration statement upon receipt of notice from us.

     The shelf registration statement will permit only certain holders to resell their notes from time to time. In particular, these holders must:

     - provide certain information in connection with the shelf registration statement; and

     - agree in writing to be bound by all provisions of the Registration Rights Agreement (including certain indemnification obligations).

     A holder who sells notes pursuant to the shelf registration statement will be required to be named as a selling security holder in the related prospectus and to deliver a copy of the prospectus to purchasers. If we are required to file a shelf registration statement, we will provide to each holder of notes copies of the prospectus that is a part of the shelf registration statement and notify each of these holders when the shelf registration statement becomes effective. These holders will be subject to certain of the civil liability provisions under the Securities Act of 1933 in connection with those sales, and will be bound by the provisions of the Registration Rights Agreement which are applicable to these holders (including certain indemnification obligations).

ADDITIONAL INTEREST

     If a Registration Default (as defined below) occurs, then we will be required to pay additional interest to each holder of Registrable Notes. During the first 90-day period that a Registration Default occurs and is continuing, we will pay additional interest on the Registrable Notes at a rate of 0.25% per annum. If a Registration Default occurs and continues for a period of more than 90 days, then the amount of additional interest we are required to pay on the Registrable Notes will increase effective from the 91st day, in such period by an additional 0.25% per annum until all Registration Defaults have been cured. However, in no event will the rate of additional interest exceed 0.50% annum. Such additional interest will accrue only for those days that a Registration Default occurs and is continuing. All accrued additional interest will be paid to the holders of the notes in the same manner as interest payments on the notes, with payments being made on the interest payment dates for notes. Following the cure of all Registration Defaults, no more additional interest will accrue unless a subsequent Registration Default occurs. Additional interest will not be payable on any notes other than Registrable Notes.

     You will not be entitled to receive any additional interest on any Registrable Notes if you were, at any time while the exchange offer was pending, eligible to exchange, and did not validly tender, your Registrable Notes for exchange notes in the exchange offer.

     A "Registration Default" would occur if:

     - we fail to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for that filing;

     - any of these registration statements is not declared effective by the SEC on or prior to the date specified for this effectiveness;

     - we fail to complete the exchange offer on or prior to the date specified for this completion; or

     - the shelf registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of the notes during the periods specified in the Registration Rights Agreement, except as a result of the exercise by us of our right to suspend use of the shelf registration statement and the related prospectus as described under "-- Shelf Registration" above.

     "Registrable Notes" means the notes; provided, however, that any notes shall cease to be Registrable Notes when (1) a registration statement with respect to those notes has been declared effective under the Securities Act of 1933 and those notes have been disposed of pursuant to the registration statement, (2) those notes have been sold to the public pursuant to Rule 144 (or any similar provision then its force, but not Rule l44A) under the Securities Act of 1933, (3) those notes have ceased to be outstanding or (4) those notes have been exchanged for exchange notes which have been registered pursuant to the exchange offer registration statement upon consummation of the exchange offer, subject, in the case of this clause (4), to certain exceptions.

               CERTAIN IMPORTANT UNITED STATES TAX CONSIDERATIONS

     The following summary describes certain material U.S. federal income tax consequences resulting from the exchange of the outstanding notes for exchange notes pursuant to the exchange offer and the ownership and disposition of the exchange notes. This summary applies only to a holder of an exchange note who acquired an outstanding note at the initial offering and who acquires the exchange note in the exchange offer. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder, and judicial and administrative interpretations of the foregoing, all as currently in effect and all of which are subject to change, possibly with retroactive effect. This summary does not address the tax consequences to subsequent purchasers of the exchange notes and is limited to investors who hold the exchange notes as capital assets within the meaning of Section 1221 of the Code. This summary does not deal with holders that may be subject to special tax rules (including, but not limited to, insurance companies, tax exempt organizations, financial institutions, retirement plans, regulated investment companies, dealers in securities or currencies, traders in securities who elect to apply the marked-to-market method of accounting, expatriates, foreign persons, holders whose functional currency is not the United States dollar, and holders of notes held as part of a "straddle," "hedge" or "conversion transaction" for federal income tax purposes, or as part of an integrated investment). THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND DOES NOT ADDRESS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO HOLDERS OF NOTES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AND IT DOES NOT ADDRESS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION. HOLDERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE APPLICATION OF U.S. FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN JURISDICTION.

EXCHANGE OFFER

     A holder of outstanding notes will not recognize any taxable gain or loss on the exchange of the outstanding notes for exchange notes pursuant to the exchange offer, and the holder will have the same adjusted tax basis and holding period in the exchange notes as such holder had in the outstanding notes immediately before the exchange.

INTEREST

     Interest on an exchange note generally will be taxable to a holder as ordinary income as it accrues or is received in accordance with the holder's method of accounting for U.S. federal income tax purposes.

DISPOSITION OF EXCHANGE NOTES

     Upon the sale, exchange, redemption, retirement, or other disposition (collectively, a "disposition") of an exchange note, a holder generally will recognize gain or loss equal to the difference between the amount realized upon the disposition (not including amounts attributable to accrued but unpaid interest, which will be taxable as ordinary income) and such holder's adjusted tax basis in the exchange note. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the holder's holding period in the exchange note exceeds more than one year. Long-term capital gain recognized by an individual investor will generally be subject to reduced rates of taxation. Certain limitations may apply to the holder's use of capital losses.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for resales of exchange notes received in exchange for outstanding notes that had been acquired as a result of market-making or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as it may be amended or supplemented, available to any broker-dealer for use in connection with any such resale. Any broker-dealers required to use this prospectus and any amendments or supplements to this prospectus for resales of the exchange notes must notify us of this fact by checking the box on the letter of transmittal requesting additional copies of these documents.

     Notwithstanding the foregoing, we are entitled under the registration rights agreements to suspend the use of this prospectus by broker-dealers under specified circumstances. For example, we may suspend the use of this prospectus if:

     - the SEC or any state securities authority requests an amendment or supplement to this prospectus or the related registration statement or additional information;

     - the SEC or any state securities authority issues any stop order suspending the effectiveness of the registration statement or initiates proceedings for that purpose;

     - we receive notification of the suspension of the qualification of the exchange notes for sale in any jurisdiction or the initiation or threatening of any proceeding for that purpose;

     - the suspension is required by law; or

     - an event occurs which makes any statement in this prospectus untrue in any material respect or which constitutes an omission to state a material fact in this prospectus.

     If we suspend the use of this prospectus, the 180-day period referred to above will be extended by a number of days equal to the period of the suspension.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on those notes or a combination of those methods, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the selling broker-dealer or the purchasers of the exchange notes. Any broker-dealer that resells exchange notes received by it for its own account under the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any broker or dealer and will indemnify holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

                           VALIDITY OF EXCHANGE NOTES

     Certain legal matters in connection with the sale of the notes offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements of North Fork Bancorporation, Inc. and its subsidiaries as of December 31, 2001 and December 31, 2000 and for each of the years in the three-year period ended December 31, 2001 have been incorporated by reference herein in reliance upon the report, also incorporated by reference herein, of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

     Until --, all dealers that effect transactions in these notes, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                        NORTH FORK BANCORPORATION, INC.

     ALL TENDERED OUTSTANDING SECURITIES, EXECUTED LETTERS OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE DIRECTED TO THE EXCHANGE AGENT AT THE NUMBERS AND ADDRESS BELOW.

                 THE EXCHANGE AGENT FOR THE EXCHANGE OFFER IS:

                      U.S. BANK TRUST NATIONAL ASSOCIATION

                       For Information Call: 800-934-6802

   By Registered or        By Overnight Courier:           By Hand:                By Facsimile:
    Certified Mail:
                              U.S. Bank Trust           U.S. Bank Trust            651-244-1537
    U.S. Bank Trust        National Association      National Association        Attn: Specialized
 National Association         Corporate Trust           Corporate Trust               Finance
    Corporate Trust              Services                  Services            Confirm by Telephone:
       Services           180 East Fifth Street,       100 Wall Street,            651-244-1197
    P.O. Box 64485               4th Floor                16th Floor
St. Paul, MN 55164-9549     St. Paul, MN 55101        New York, NY 10005
   Attn: Specialized         Attn: Specialized      Attn: Bond Drop Window
        Finance                   Finance

                           -------------------------

                                   PROSPECTUS
                           -------------------------

                                       --

                PART II:  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporate Law (the "DGCL") generally provides that a corporation may indemnify directors, officers, employees or agents against liabilities they may incur in such capacities provided certain standards are met, including good faith and the reasonable belief that the particular action was in, or not opposed to, the best interests of the corporation.

     Subsection (a) of Section 145 of the DGCL ("Section 145") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 further provides that, among other things, to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in Subsections (a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by
Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that a corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify against such liability under
Section 145. Indemnification as described above shall be granted in a specific case only upon a determination that indemnification is proper under the circumstances using the applicable standard of conduct which is made by (a) a majority of directors who were not parties to such proceeding, (b) independent legal counsel in a written opinion if there are no such disinterested directors or if such disinterested directors so direct, or (c) the shareholders.

     Article 8.1 of the By-laws of the Registrant provides that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Registrant, or, while serving as a director or officer of the Registrant or its principal subsidiary bank, is or was serving at the request of the Registrant or its principal subsidiary bank as a director, officer, employee or agent of any subsidiary of the Registrant, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him to the fullest extent permitted by the DGCL and any other applicable law, as may be in effect from time to time.

     Article 8.2 of the By-laws of the Registrant provides that the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an employee or agent of the Registrant against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him to the extent permitted by the DGCL and any other applicable law, as may be in effect from time to time.

     Section 102(b)(7) of the DGCL ("Section 102(b)(7)") permits the certificate of incorporation of a corporation to limit or eliminate a director's personal liability to the corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (dealing with unlawful dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

     Article 10 of the Registrant's Certificate of Incorporation provides that, subject only to the express prohibitions on elimination or limitation of liability of directors set forth in Section 102(b)(7), as it now exists or may be hereinafter amended, directors shall not be liable for monetary damages in excess of $25,000 per occurrence resulting from a breach of their fiduciary duties.

     The Registrant maintains directors' and officers' liability insurance policies providing for the insurance on behalf of any person who is or was a director or officer of the Registrant and subsidiary companies against any liability incurred by him in any such capacity or arising out of his status as such. The insurer's limit of liability under the policy is $40,000,000 in the aggregate for all insured losses per year. The policy contains various reporting requirements and exclusions.

     The Federal Deposit Insurance Act (the "FDI Act") provides that the Federal Deposit Insurance Corporation (the "FDIC") may prohibit or limit, by regulation or order, payments by any insured depository institution or its holding company for the benefit of directors and officers of the insured depository institution, or others who are or were "institution-affiliated parties," as defined under the FDI Act, in order to pay or reimburse such person for any liability or legal expense sustained with regard to any administrative or civil enforcement action which results in a final order against the person. FDIC regulations prohibit, subject to certain exceptions, insured depository institutions, their subsidiaries and affiliated holding companies from indemnifying officers, directors or employees for any civil money penalty or judgment resulting from an administrative or civil enforcement action commenced by any federal banking agency, or for that portion of the costs sustained with regard to such an action that results in a final order or settlement that is adverse to the director, officer or employee.

ITEM 21. EXHIBITS AND FINANCIAL SCHEDULES

     (a) Exhibits

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  3.1     Restated Certificate of Incorporation of North Fork
          Bancorporation, Inc. dated February 11, 2002, incorporated by reference to Exhibit 4.1 of Form S-8 filed on March 3,
          2002.
  3.2     By-Laws of North Fork Bancorporation, Inc., as amended,
          dated July 23, 2002, incorporated by reference to Exhibit
          3.2 of Form 10-Q filed on August 6, 2002
  4.1     Indenture, dated as of August 7, 2002, by and between North
          Fork Bancorporation and U.S. Bank Trust National
          Association.
  4.2     Registration Rights Agreement, dated as of August 7, 2002, by and among North Fork Bancorporation, Inc. and Salomon
          Smith Barney Inc., Keefe, Bruyette & Woods, Inc., Lehman
          Brothers Inc. and Sandler O'Neill & Partners, L.P.

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  4.3     Form of Global Note relating to the 5.875% subordinated
          notes due 2012.
  4.4     Form of Global Note relating to the 5% fixed rate/floating rate subordinated notes due 2012.
  5.1*    Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
 12.1     Computation of Consolidated Ratios of Earnings to Fixed
          Charges (set forth on page 11 of the prospectus which forms a part of this registration statement).
 23.1     Consent of KMPG LLP, independent auditors for North Fork
          Bancorporation, Inc.
 23.2*    Consent of Skadden, Arps, Slate, Meagher & Flom LLP
          (included in Exhibit 5.1).
 24.1     Power of Attorney (included as part of the signature page to this Form S-4 Registration Statement).
 25.1     Form T-1 Statement of Eligibility of U.S. Bank Trust
          National Association to act as trustee under the indenture.
 99.1     Letter of Transmittal.
 99.2     Notice of Guaranteed Delivery.
 99.3     Letter to brokers, dealers, commercial banks, issuer
          companies and other nominees.
 99.4     Letter from brokers, dealers, commercial banks, issuer
          companies and other nominees to their Clients.

---------------

* To be filed by amendment.

ITEM 22. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "Securities Act"), each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Melville, State of New York, on November 4, 2002.

                                          NORTH FORK BANCORPORATION, INC.

                                          By:      /s/ DANIEL M. HEALY
                                            ------------------------------------
                                                   Name: Daniel M. Healy
                                              Title: Executive Vice President
                                                and Chief Financial Officer

                               POWER OF ATTORNEY

     We, the undersigned officers and directors of North Fork Bancorporation, Inc., hereby severally and individually constitute and appoint Daniel M. Healy, the true and lawful attorney and agent (with full power of substitution and resubstitution in each case) of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, said attorney and agent to have power to act and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person and we hereby ratify and confirm our signatures as they may be signed by our said attorney and agent to any and all such amendments and instruments.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                           NAME                                   TITLE                       DATE
                           ----                                   -----                       ----

                /s/ JOHN A. KANAS                       President, Chief Executive      November 4, 2002
 ------------------------------------------------      Officer and Chairman of the
                  John A. Kanas                                   Board


               /s/ DANIEL M. HEALY                     Executive Vice President and     November 4, 2002
 ------------------------------------------------        Chief Financial Officer
                 Daniel M. Healy                         (Principal Financial and
                                                           Accounting Officer)


                 /s/ JOHN BOHLSEN                                Director               November 4, 2002
 ------------------------------------------------
                   John Bohlsen


                                                                 Director
 ------------------------------------------------
                Allan C. Dickerson


               /s/ LLOYD A. GERARD                               Director               November 4, 2002
 ------------------------------------------------
                 Lloyd A. Gerard

                           NAME                                   TITLE                       DATE
                           ----                                   -----                       ----


              /s/ RAYMOND A. NIELSEN                             Director               November 4, 2002
 ------------------------------------------------
                Raymond A. Nielsen


                /s/ JAMES F. REEVE                               Director               November 4, 2002
 ------------------------------------------------
                  James F. Reeve


               /s/ GEORGE H. ROWSOM                              Director               November 4, 2002
 ------------------------------------------------
                 George H. Rowsom


              /s/ KURT R. SCHMELLER                              Director               November 4, 2002
 ------------------------------------------------
                Kurt R. Schmeller

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  3.1     Restated Certificate of Incorporation of North Fork
          Bancorporation, Inc. dated February 11, 2002, incorporated by reference to Exhibit 4.1 of Form S-8 filed on March 3,
          2002.
  3.2     By-Laws of North Fork Bancorporation, Inc., as amended,
          dated July 23, 2002, incorporated by reference to Exhibit
          3.2 of Form 10-Q filed on August 6, 2002
  4.1     Indenture, dated as of August 7, 2002, by and between North
          Fork Bancorporation and U.S. Bank Trust National
          Association.
  4.2     Registration Rights Agreement, dated as of August 7, 2002, by and among North Fork Bancorporation, Inc. and Salomon
          Smith Barney Inc., Keefe, Bruyette & Woods, Inc., Lehman
          Brothers Inc. and Sandler O'Neill & Partners, L.P.
  4.3     Form of Global Note relating to the 5.875% subordinated
          notes due 2012.
  4.4     Form of Global Note relating to the 5% fixed rate/floating rate subordinated notes due 2012.
  5.1*    Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
 12.1     Computation of Consolidated Ratios of Earnings to Fixed
          Charges (set forth on page 11 of the prospectus which forms a part of this registration statement).
 23.1     Consent of KMPG LLP, independent auditors for North Fork
          Bancorporation, Inc.
 23.2*    Consent of Skadden, Arps, Slate, Meagher & Flom LLP
          (included in Exhibit 5.1).
 24.1     Power of Attorney (included as part of the signature page to this Form S-4 Registration Statement).
 25.1     Form T-1 Statement of Eligibility of U.S. Bank Trust
          National Association to act as trustee under the indenture.
 99.1     Letter of Transmittal.
 99.2     Notice of Guaranteed Delivery.
 99.3     Letter to brokers, dealers, commercial banks, issuer
          companies and other nominees.
 99.4     Letter from brokers, dealers, commercial banks, issuer
          companies and other nominees to their Clients.

---------------

* To be filed by amendment.